Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

DMI LIFE SCIENCES, INC.,

CHAY ENTERPRISES, INC., AND

CHAY ACQUISITIONS, INC.

DATED AS OF MARCH 2, 2010

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of March 2, 2010, by and among DMI Life Sciences, Inc., a Delaware corporation (the “Company”), Chay Enterprises, Inc., a Colorado corporation (“Parent”), and Chay Acquisitions, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (the “Merger Subsidiary”). Each of the Company, Parent and Merger Subsidiary may be referred to herein as a “Party,” and collectively as the “Parties.”

RECITALS:

A. Parent, the Merger Subsidiary and the Company desire to enter this Agreement pursuant to which Parent will acquire all of the issued and outstanding stock of the Company as a result of the merger of the Merger Subsidiary with and into the Company.

B. The Boards of Directors of Parent, the Merger Subsidiary and the Company have determined that it is advisable and in the best interests of Parent, the Merger Subsidiary and the Company, and their respective shareholders, that the Merger Subsidiary be merged with and into the Company.

C. The Boards of Directors of Parent, the Merger Subsidiary and the Company have each unanimously approved this Agreement and the transactions contemplated hereby and have agreed to recommend that their respective shareholders adopt and approve this Agreement.

D. The Parties desire to effect the Merger as a “reorganization” under the Internal Revenue Code of 1986, as amended (the “Code”), so that the Merger will not be taxable to the Parties or their stockholders. This Agreement constitutes a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-1(c).

E. Within 150 days after the Closing, Parent and the Company intend to consummate a financing involving the private placement of common stock with certain investors (the “Private Placement”).

In consideration of the premises, the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms have the meanings set forth below.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under any income Tax Law) of which the Company or Parent is or has been a member.

“Agreement” means this Agreement and Plan of Merger, together with all schedules and exhibits attached hereto.

“Assets” means all assets owned or utilized by the Company or Parent, respectively, including without limitation, Leased Real Property, Personal Property, Inventory, Accounts, goodwill, Proprietary Rights and any asset listed on the December 31 Financial Statements or any subsequently delivered balance sheet of the Company or Parent.

“Audited Financial Statements” means the December 31, 2009 audited financial statements of the Company and Parent, respectively, which shall include a presentation of such periods as is required by Regulation S-X, U.S. GAAP and the rules and regulations of the SEC, as the same may be updated from time to time. For all purposes under this Agreement, Audited Financial Statements shall include a balance sheet and the related statements of loss or operations, changes in stockholders’ equity and cash flows and any required footnotes and such other disclosure materials, in each case to the extent required to be included in the Super 8-K to be filed by Parent with the SEC within four business days after occurrence of the Merger, or in the Form 10-K of Parent to be filed with the SEC on or before March 30, 2010 which shall include Audited Financial Statements of Parent as of December 31, 2009.

“Business” means the Company’s business of discovering and developing proprietary pharmaceutical drugs and diagnostic products and devices designed to address a range of human conditions and diseases.

“CBCA” means the Colorado Business Corporation Act.

“Certificate of Merger” means the Certificate of Merger satisfying the applicable requirements of the DGCL, a copy of which is attached as Exhibit A hereto.

“Chay Control Shareholders” means, collectively, Philip J. Davis, Gary A. Agron, and GM/CM Family Partners Ltd., which at the date hereof together own 723,558 shares of Parent Common Stock.

“Claims” or a “Claim” mean all demands, claims, actions or causes of action, assessments, complaints, directives, citations, information requests issued by any Governmental Agency, legal proceedings, orders, notices of potential responsibility, losses, all damages of whatever nature (including, without limitation, diminution in value and lost profits), Liabilities,

“Closing” means, subject to the satisfaction of the conditions set forth in this Agreement and compliance with the other provisions hereof, the closing of the transaction contemplated by this Agreement.

“Closing Date” means March 2, 2010, or at such other place and time as shall be mutually agreeable to the Parties hereto.

“Code” has the meaning set forth in the Recitals.

“Company Purchase Rights” means any option, warrant or other right to acquire shares of Company Stock.

“Company Stock” means, collectively, the Series A Preferred Stock, $0.001 par value, of the Company on an as-converted basis (giving effect to the conversion thereof into Common Stock of the Company, which conversion shall be consummated immediately prior to the Closing), and the Common Stock, $0.001 par value, of the Company issued and outstanding.

“Contracts” means with respect to any Person, all agreements, contracts, commitments, franchises, covenants, authorizations, understandings, licenses, mortgages, promissory notes, deeds of trust, indentures, leases, plans or other instruments, certificates or obligations, whether written or oral, to which said Person is a party, under which said Person has or may acquire any right or has or may become subject to any obligation or by which said Person, any of said Person’s outstanding shares of stock or any of its assets is bound.

“DGCL” means the Delaware General Corporation Law.

“Effective Time” means the effective time of the Merger pursuant to the application of Section 103(c)(3) of the DGCL.

“Environmental Laws” means all applicable Laws concerning public health and safety, the pollution or protection of the environment or the use, generation, transportation, storage, treatment, processing, disposal or release of Hazardous Substances, as the foregoing are enacted and in effect on the Closing Date, including, without limitation, the Federal Solid Waste Disposal Act, as amended, the Federal Clean Air Act, as amended, the Federal Clean Water Act, as amended, the Federal Resource Conservation and Recovery Act of 1976, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Toxic Substances Control Act, as amended, regulations of the Environmental Protection Agency, regulations of the Nuclear Regulatory Agency and regulations of any state or local department of natural resources or other environmental protection agency.

“EKSH” means Ehrhardt Keefe Steiner & Hottman PC, independent public accounting firm engaged by the Company.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Ratio” means the number (whole and fraction thereof) equal to (x) the number of shares of Parent Common Stock into which the Company Stock will be automatically converted at the Effective Time, divided by (y) the number of shares of Company Stock outstanding immediately prior to the Effective Time, as such number may be adjusted from time to time in such a manner as to effectuate the Parties’ intent that following the Effective Time the former stockholders and option holders of the Company shall hold approximately 96% of the stock of Parent on a fully-diluted basis.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Financial Statements” mean the Audited Financial Statements of the Company and Parent, and the financial statements of Parent filed with the SEC in Parent’s Forms 10-Ks, Form 10-Qs, and registration statements or prospectuses.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States.

“Governmental Agency” means any court, tribunal, administrative agency or commission, taxing authority or other governmental or regulatory authority, domestic or foreign, of competent jurisdiction, including, without limitation, agencies, departments, boards, commissions or other instrumentalities of any country or any political subdivisions thereof.

“Governmental Licenses” means all permits, licenses, franchises, orders, registrations, certificates, variances, approvals and other authorizations obtained from any Governmental Agency.

“Hazardous Substances” means any flammables, explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, hazardous wastes, hazardous or toxic substances, pollutants or contaminants or related materials regulated under, or as defined in any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” means, with respect to any Person at any date, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (including, without limitation, any shareholder notes, deferred purchase price obligations or earn-out obligations issued or entered into in connection with any acquisition undertaken by such Person); (iii) all obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person; (iv) all obligations of such Person under any capitalized lease; (v) all liabilities and obligations pursuant to any interest rate swap agreements; and (vi) any accrued interest, prepayment premiums, breakage fees, penalties or similar amounts related to any of the foregoing.

“Indemnified Party” means a Party suffering any loss, damage or expense (including reasonable expert witness and attorneys’ fees) for which an Indemnifying Party is obligated to indemnify and hold such Indemnified Party harmless pursuant to the terms of this Agreement.

“Indemnifying Party” means a Party that, pursuant to the terms of this Agreement, is obligated to indemnify and hold harmless an Indemnified Party suffering any loss, damage, or expense (including reasonable expert witness and attorneys’ fees).

“Knowledge” means (i) in the case of an individual, the actual knowledge of such individual, (ii) in the case of any Person other than an individual, the actual knowledge of the Board of Directors or senior level management employees (or individuals serving in similar capacities) of such Person.

“Law” or “Laws” means any and all federal, state, local or foreign laws, statutes, ordinances, codes, rules, regulations or Orders.

“Leased Real Property” means all of the right, title and interest of the Company and/or Parent, as the case may be, under all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which the Company or Parent holds a leasehold or sub-leasehold estate in, or is granted the right to use or occupy, any land, buildings, improvements, fixtures or other interest in real property which is used in the operation of the Company’s Business or leased by the Company or Parent.

“Leases” means those leases and subleases of the Leased Real Property.

“Liability” means, with respect to any Person, any liability, debt, loss, cost, expense, fine, penalty, obligation or damage of any kind, whether known, unknown, contingent, asserted, accrued, unaccrued, liquidated or unliquidated, or whether due or to become due.

“Lien” means any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, option, debt, charge, claim or restriction of any kind.

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect (collectively, “Events”) that, individually or in the aggregate, is materially adverse to the Company’s Business or the assets, liabilities, financial condition or operating results of the Company or Parent; provided, however, that no Event will be deemed (either alone or in combination) to constitute, nor will be taken into account in determining whether there has been or may be, a Material Adverse Effect to the extent that it arises out of or relates to: (i) a general deterioration in the United States economy, (ii) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war (whether or not declared) or the occurrence of any other calamity or crisis, including an act of terrorism, (iii) a natural disaster or any other natural occurrence beyond the control of the Company or Parent, (iv) the disclosure of the fact that Parent is the prospective acquirer of the Company, (v) the announcement or pendency of the transactions contemplated hereby, or (vi) any change in accounting requirements or principles imposed upon the Company or Parent or any change in applicable laws, rules or regulations or the interpretation thereof, (vii) any action required by this Agreement.

“Merger” means the merger of Merger Subsidiary into the Company in accordance with this Agreement and the DGCL.

“Money Laundering and Related Laws” means (i) applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, including the Money Laundering Control Act of 1986, as amended, and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Agency, (ii) the Bank Secrecy Act, as amended, or (iii) the Uniting and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, and/or the rules and regulations promulgated under any such law, or any successor law.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Order” means, with respect to any Person, any award, decision, decree, injunction, judgment, order or ruling directed to and naming such Person.

“Parent Common Stock” means the common stock, no par value per share, of Parent, the price of which is quoted on the Over the Counter Bulletin Board under the ticker symbol “CHYE”.

“Parent Shareholders’ Meeting” means the meeting of Parent’s shareholders to consider the approval of this Agreement and such other matters as are described in the Shareholder Notice Materials.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permitted Liens” means (i) landlords’, mechanics’, materialmens’, carriers’, workmens’, contractors’ and warehousemens’ Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and are not, individually or in the aggregate, material in nature, (ii) Liens for Taxes not yet due and payable or for Taxes that are being contested in good faith, provided that a reserve for such contested Taxes is maintained by the responsible Party, and (iii) liens imposed by applicable Laws.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

“Personal Property” means all tangible personal property owned or used by the Company and Parent, as the case may be, in the conduct of each entity’s business, including, without limitation, all furniture, computer hardware, fixtures that are not affixed to real property, laboratory equipment and quality control testing equipment, accessories and tools, wherever located.

“Pre-Closing Period” means the period from the date of this Agreement through the Effective Time.

“Proceeding” means any action, arbitration, audit, complaint, investigation, litigation or suit (whether civil, criminal or administrative).

“Proprietary Rights” means: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto and all foreign and domestic patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions and reexaminations thereof; (ii) all foreign and domestic trademarks, service marks, trade dress, logos and trade names and all goodwill associated therewith; (iii) all foreign and domestic copyrightable works, all foreign and domestic copyrights and all foreign and domestic applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, code books, recipes, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, blue prints, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals); and (v) all copies and tangible embodiments thereof in whatever form or medium.

“Put Option Agreement” means the agreement among the Company, the Chay Control Shareholders and the Company Guarantors which provides, among other things, (i) for the right of the Chay Control Shareholders to put back to the Company the 634,428 shares of Parent Common Stock owned by them, for a payment of $250,000 (less any proceeds realized by the Chay Control Shareholders from private sales of their Chay common stock and proceeds of Rule 144 sales of their Chay common stock that occur before exercise of the put right) if the Company and/ or Chay are not successful in obtaining financing in the amount of $5 million or more by a date which is 150 days from the Closing of the Merger, and (ii) if the Company is incapable of paying the put price of $250,000, then such payment shall become the joint obligation of the Company Guarantors.

“Real Estate” means the 32 residential building lots in the City of Hot Springs, Fall River County, South Dakota, which are currently owned by Parent and which will be purchased by the Chay Control Shareholders in the Real Estate Purchase.

“Real Estate Purchase” means the Parent’s sale of all of its entire right, title and interest in and to 32 residential building lots in the City of Hot Springs, Fall River County, South Dakota, to Gary A. Agron and Philip J. Davis for a price of $154,000, paid or assumed at the Closing and comprised of $100,596 in amounts owed to Gary A. Agron and Philip J. Davis being extinguished, property taxes assumed, assumed expenses incurred in connection with the 2009 audit and 2009 financial statements, and $34,000 in cash,

“Representatives” means a corporate or entity’s affiliates, officers, directors, employees or other agents and representatives.

“Rights” means any option, warrant or other right to acquire shares of a Person’s common or preferred stock.

“SAI” means Schumacher & Associates, Inc., independent public accounting firm engaged by Parent.

“Sarbanes-Oxley” means the Sarbanes Oxley Act of 2002, and the rules and regulations promulgated in accordance therewith, as the same may be amended from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Share Purchase” means the Company’s purchase of an aggregate of approximately 263,624 shares of Parent Common Stock from the Chay Control Shareholders for a purchase price of $150,000.

“Shareholder Notice Materials” means the notice of special or annual meeting of shareholders of Parent, together with such disclosure materials as Parent encloses therewith and which are reasonably approved by the

Company, by which Parent will call the Parent Shareholders’ Meeting to approve the Merger, approve a name change of Parent (subject to later implementation), approve the restatement of Parent’s articles of incorporation, approve the reincorporation of Parent in the State of Delaware at such time as is designated by the board of directors acting after the Merger, approve the Put Option Agreement, and such other matters as the Parties may determine to include in the Shareholder Notice Materials.

“Shareholders” mean the shareholders of the Company or Parent, as the case may be.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (regardless of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Super 8-K” means the Form 8-K which Parent must file with the SEC within four business days after the occurrence of the Merger, which Form 8-K will contain the information that would be required if Parent were filing a general form for registration of securities on Form 10, pursuant to Item 2.01(f) of Form 8-K, after consummation of the Merger.

“Surviving Corporation.” means the Company after the Merger is consummated, as the surviving corporation of the Merger.

“Tax” means any foreign, federal, state or local income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties, fines or additions thereto or additional amounts in respect of any of the foregoing.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax.

“Transfer Agent” means Corporate Stock Transfer, Inc., located at 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.

“WARN Act” means the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordnance.

1.2 Exhibits. The Exhibits attached to this Agreement are set forth below.

Exhibit A	—	Certificate of Merger

Exhibit B	—	Officer’s Certificate of the Company

Exhibit C	—	Officer’s Certificate of Parent

Exhibit D	—	Resignation and Release of Philip J. Davis

ARTICLE II

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth herein and the applicable provisions of the DGCL, and on the basis of the representations, warranties, covenants and agreements contained herein, as of the Effective Time, the Merger Subsidiary shall merge with and into the Company , the separate corporate existence of the Merger Subsidiary shall cease and the Company shall continue as the surviving corporation.

2.2 Closing. The Closing shall take place on the Closing Date or on the third business day following the satisfaction or waiver of all conditions of the Parties to consummate the transactions contemplated by this Agreement (other than the conditions with respect to actions the respective Parties will take at the Closing itself), or at such other place or on such other date as is mutually agreeable to Parent and the Company.

2.3 Filing of Certificate of Merger. Subject to the conditions set forth herein, the Company and the Merger Subsidiary shall as soon as possible on the Closing Date or such other date as Parent and the Company shall agree, cause the merger to be consummated by filing with the Delaware Division of Corporations a duly executed Certificate of Merger.

2.4 Effect of Merger. At the Effective Time, the effect of the Merger shall be as provided herein and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, all of the properties, rights, privileges, powers and franchises of the Company and the Merger Subsidiary shall vest in the Surviving Corporation and all of the debts, liabilities, duties and obligations of the Company and the Merger Subsidiary shall become the debts, liabilities, duties and obligations of the Surviving Corporation.

2.5 Certificates of Incorporation and Bylaws. Unless otherwise determined by Parent and the Company prior to the Effective Time:

(a) the Articles of Incorporation of Parent shall be amended and restated upon approval of a name change by FINRA pursuant to which, among other things, the name of Parent shall be changed to “Ampio Pharmaceuticals, Inc.;”

(b) the Bylaws of Parent shall be amended and restated as of the Effective Time;

(c) the Certificate of Incorporation of the Company immediately prior to the Effective Time shall be amended thereafter to change the name of the Company to “Ampio Pharmaceutical Technologies, Inc.”; and

(d) the Bylaws of the Company immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

2.6 Directors and Officers. At the Closing, the members of the Board of Directors of Parent and of any Subsidiary of Parent, and each person serving as an officer of Parent or of any Subsidiary of Parent, shall resign his or her respective positions by tendering written resignations, and the members of the Board of Directors of the Company who are members prior to the Closing, consisting of David Bar-Or, Bruce G. Miller, and Michael Macaluso, in addition to a new director, Donald B. Wingerter, Jr., shall simultaneously be appointed to serve as members of the Board of Directors of Parent and of all Subsidiaries of Parent, with such appointments to be effective as of the Closing. Upon their appointment, the members of the Board of Directors of Parent shall elect the following to serve in the offices indicated beginning as of the Closing Date: David Bar-Or, M.D., Chairman and Chief Scientific Officer; Donald B. Wingerter, Jr., Chief Executive Officer; and Bruce G. Miller, Chief Operating Officer. The officers and directors of the Company immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation until their successors have been duly appointed and qualified.

2.7 Effect on Stock. Immediately prior to the Effective Time, by action of the board of directors of the Company and approved by holders of the outstanding shares of Company Preferred Stock, each share of Company Preferred Stock shall be converted into shares of Company Stock in accordance with the terms of the Amended and Restated Certificate of Incorporation of the Company. Thereafter, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Subsidiary, the Company or any stockholders thereof:

(a) any shares of Company Stock then held by the Company or any wholly-owned Subsidiary of the Company (or held in the Company’s treasury) shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) each share of Company Stock then outstanding shall be converted into one share of Parent Common Stock.

(c) each share of the common stock, $0.00001 par value per share, of Merger Subsidiary then outstanding shall be converted into one share of the validly issued, fully paid and non-assessable authorized common stock of the Surviving Corporation.

(d) If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Exchange Ratio shall be appropriately adjusted.

(e) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued, and in lieu thereof, if a fractional share of Parent Common Stock would otherwise be issued to any Company stockholder, the number of shares of Parent Common Stock to be received by such Company stockholder who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be rounded up to the nearest whole share.

2.8 Company Purchase Rights. Prior to the Closing, the Parent Stockholders shall have approved and Parent shall have assumed, effective as of the Closing, the Company Equity Incentive Plan. At the Closing, no Company Purchase Rights will be outstanding.

2.9 No Further Ownership Rights in Company Stock. All shares of Parent Common Stock issued upon the surrender of the Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Stock, and there shall be no further registration of transfers on the records of the Company of shares of Company Stock which were outstanding immediately prior to the Closing.

2.10 Exchange of Certificates.

(a) At the Closing, the Company shall cause the Company Stockholders and the Company Purchase Rights Holders to surrender any and all certificates representing the Company Stock and the Assumed Purchase Rights, as applicable, together with any other reasonably required documents such as medallion guaranteed stock powers and assignments, to Parent, and the Company Stockholders and Company Purchase Rights Holders shall be entitled, upon surrender, to receive in exchange therefor certificates representing Parent Stock and Parent Purchase Rights, as applicable, in accordance with the terms of this Agreement. Alternatively, if a Company Stockholder requests his or her Parent Common Stock to be held by a brokerage firm or other eligible nominee, Parent will provide irrevocable instructions to its Transfer Agent providing for book entry issuances of the applicable Parent Common Stock. If any certificate for Parent Common Stock is to be issued in a name other than that in which the certificate for shares of Company Stock surrendered in exchange therefor is registered, it shall be a condition of that exchange that the person requesting the exchange shall pay any transfer or other Taxes or fees required by reason of the issuance of certificates for Parent Common Stock in a name other than that of the registered holder of the Company Stock certificate surrendered.

(b) Upon surrender of a Company Stock certificate to Parent, the holder of such Company Stock certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions hereof, together with one additional whole share of Parent Common Stock for any fractional share of Parent Common Stock that would otherwise be issuable to a Company Stockholder, and the Company Stock certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.10, each Company Stock certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock as contemplated hereby.

(c) If any Company Stock certificates representing shares of Company Stock shall have been lost or destroyed, the Company Stockholders who are the registered owners of those shares may obtain the certificate representing the Parent Common Stock to which the Company Stockholders are entitled by reason of the consummation of the Merger, provided that the Company Stockholders deliver to Parent and the Transfer Agent a statement certifying to the loss or destruction and providing for indemnity or a bond satisfactory to Parent and the Transfer Agent indemnifying Parent and the Transfer Agent against any loss or expense either of them may incur if the lost or destroyed certificates are thereafter presented to Parent or the Transfer Agent for exchange. to the Transfer Agent.

(d) All shares of Parent Common Stock issued upon surrender and exchange of Company Common Stock, in accordance with the terms hereof, shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock.

(e) Any Parent Common Stock which remains undistributed to the holders of Company Stock Certificates for six months after the Effective Time shall be retained by Parent, and any holders of Company Stock certificates who have not previously surrendered their Company Stock certificates in accordance with this Section 2.10 shall thereafter look only to Parent for issuance of the Parent Common Stock to which such holders are entitled. Notwithstanding the foregoing, neither Parent nor the Company shall be liable to any holder of Company Common Stock or Parent Common Stock, as the case may be, for such shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

2.11 Exemption from Registration. The shares of Parent Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the 1933 Act and applicable state Blue Sky Laws pursuant to Section 4(2) of the 1933 Act and analogous state exemptions under applicable Blue Sky Laws, and such shares will constitute “restricted securities” within the meaning of the 1933 Act.

2.12 Further Action. If, at any time after the Effective Time, any further action is reasonably determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Subsidiary and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Subsidiary, in the name of the Company and otherwise) to take such action.

ARTICLE III

CONDITIONS TO CLOSING

3.1 Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Each of the representations and warranties set forth in Article VI shall be true and correct in all respects, at and as of the date of this Agreement and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect on the ability of Parent or the Merger Subsidiary to consummate the transactions contemplated hereby;

(b) Parent and the Merger Subsidiary shall have each performed in all material respects all the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c) No waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have been required;

(d) No Proceeding before any Governmental Agency shall be pending which, if successful for the Governmental Agency, would result in an Order that would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, or cause such transactions to be rescinded;

(e) Parent shall have delivered to Company an opinion of the Law Office of Gary A. Agron, dated the Closing Date, in a form reasonably acceptable to Company counsel legal counsel and dated the Closing Date, substantially to the effect that:

(i) The incorporation, existence, good standing and capitalization of Parent are as stated in this Agreement and, assuming the effectiveness of the Merger and tender of the Company Stock by the holders thereof, the shares of Parent Common Stock to be issued to and received by the Company Stockholders pursuant to this Agreement will be duly and validly authorized and issued, fully paid and non-assessable; all outstanding shares of Parent Common Stock are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any preemptive right of shareholders; and, to the knowledge of such counsel, there is no existing option, warrant, right, call, subscription or other agreement or commitment obligating Parent to issue or sell, or to purchase or redeem any shares of its capital stock other than as stated in this Agreement.

(ii) Parent has full corporate power and authority to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by Parent, and (assuming the due and valid authorization, execution and delivery by the Company) constitutes the legal, valid and binding agreement of Parent.

(iii) To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against Parent by any Governmental Authority which seek to restrain, prohibit or invalidate the transaction contemplated by this Agreement.

(iv) The execution and performance by Parent of this Agreement will not violate the Articles of Incorporation, as amended, or Bylaws of Parent.

(v) To the knowledge of such counsel, no consent, approval, authorization or order of any court or Governmental Authority which has not been obtained is required on behalf of Parent for consummation of the transactions contemplated by this Agreement.

(vi) The issuance of the Parent Shares by Parent is exempt from Section 5’s registration provisions of the 1933 Act.

In rendering its opinion, counsel may rely as to factual matters on certificates of public officials and officers or employees of Parent, provided that copies of such opinions and certificates shall be delivered with such opinion, and provided further that in the case of any such reliance, counsel shall state that it believes that it is justified in relying on such opinions and certificates for such matters.

(f) On or prior to the Closing Date, Parent shall have delivered to the Company each of the following:

(i) certificate from the Chief Executive Officer of Parent, dated as of the Closing Date, stating that the applicable preconditions specified in Section 3.1(a) and (b) hereof have been satisfied, and certifying such other matters reasonably requested by the Company;

(ii) certified copies of the resolutions duly adopted by the board of directors and shareholders of Parent and the Merger Subsidiary authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby; and

(iii) copies of any consents, approvals, releases from and filings with, Governmental Agencies required in order to effect the transactions contemplated by this Agreement which Parent is responsible to obtain pursuant to the terms of this Agreement;

(g) Any and all debt owed to any related or third party by Parent shall have been paid and discharged, or debt forgiveness agreements shall have been obtained from such parties such that Parent shall have no debt or liabilities of any kind as of the Effective Time;

(h) As contemplated by Article II of this Agreement, the members of Parent’s and any Subsidiary of Parent’s current Boards of Directors and each person serving as an officer of Parent or of any Subsidiary of Parent shall resign his or her respective positions by tendering written resignations and current members of the Company’s Board will have been appointed to serve as members of the Board of Directors of Parent and of all Subsidiaries of Parent;

(i) Dissenters’ rights of appraisal shall not have been exercised by stockholders owning four percent of the outstanding shares of Parent, if such rights are applicable under the CBCA.

(j) The assumption of the Company Equity Incentive Plan as contemplated by Section 2.8 shall have occurred.

(k) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to Parent or Merger Subsidiary, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on Parent or Merger Subsidiary.

(l) All certificates, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by the Company shall be reasonably satisfactory in form and substance to the Company; and

(m) The Company shall have obtained the requisite approval of its shareholders with respect to the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby.

Any condition specified in this Section 3.1 except (m) may be waived by the Company; provided, however, that no such waiver will be effective unless it is set forth in a writing executed by the Company.

3.2 Conditions to Parent’s and the Merger Subsidiary’s Obligations. The obligations of Parent and the Merger Subsidiary to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Each of the representations and warranties set forth in Article V shall be true and correct in all respects, at and as of the date of this Agreement and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties (except that those representations and warranties that are made as of a specific date need only be true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect;

(b) The Company shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement prior to the Closing;

(c) No waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have been required;

(d) No Proceeding before any Governmental Agency shall be pending which, if successful for the Governmental Agency, would result in a Order that would prevent the carrying out of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated hereby or cause such transactions to be rescinded;

(e) shall have received an opinion of counsel from Richardson & Patel LLP, legal counsel to the Company, dated the Closing Date, substantially to the effect that:

(i) The incorporation, existence, good standing and capitalization of the Company are as stated in this Agreement; all outstanding shares of Company Stock are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any preemptive right of shareholders; and, to the knowledge of such counsel, there is no existing option, warrant, right, call, subscription or other agreement or commitment obligating the Company to issue or sell, or to purchase or redeem any shares of its capital stock other than as stated in this Agreement.

(ii) The Company has full corporate power and authority to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by the Company, and (assuming the due and valid authorization, execution and delivery by Parent) constitutes the legal, valid and binding agreement of the Company.

(iii) To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against the Company or its Subsidiary by any Governmental Authority which seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

(iv) The execution and performance by the Company of this Agreement will not violate the Certificate of Incorporation, as amended, or Bylaws of the Company.

(v) To the knowledge of such counsel, no consent, approval, authorization or order of any court or Governmental Authority which has not been obtained is required on behalf of the Company its Subsidiary for consummation of the transactions contemplated by this Agreement.

In rendering its opinion, counsel may rely as to factual matters on certificates of public officials and officers or employees of the Company, provided that copies of such opinions and certificates shall be delivered with such opinion, and provided further that in the case of any such reliance, counsel shall state that it believes that it is justified in relying on such opinions and certificates for such matters.

(f) On or prior to the Closing Date, the Company shall have delivered to Parent each of the following:

(i) Certificates from the Chief Executive Officer of the Company dated the Closing Date, stating that the applicable preconditions specified in Section 3.2(a) and (b) hereof have been satisfied, and certifying such other matters reasonably requested by Parent;

(ii) Certified copies of the resolutions duly adopted by the board of directors and shareholders of the Company authorizing the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby, including, without limitation, the Merger and the conversion of shares of Preferred Stock of the Company into shares of Common Stock of the Company; and

(iii) The items required to be delivered pursuant to Section 2.8(d) hereof;

(g) Parent and the Merger Subsidiary shall have each obtained the approval of its shareholders with respect to the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby.

(h) Parent shall have obtained the Governmental Agency and third party consents, approvals and releases all of which are necessary in connection with the consummation of the transactions contemplated hereby;

(i) Company shall have delivered to Parent Financial Statements, prepared in accordance with GAAP and SEC Regulation S-X, required to be filed as an exhibit to the Form 8-K described in Section 4.8 hereto.

(j) Since the date of this Agreement, there shall not have occurred any Material Adverse Effect with respect to the Company, and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, could reasonably be expected to have a Material Adverse Effect on the Company.

(k) All certificates, instruments and other documents required to effect the transactions contemplated hereby reasonably requested by Parent shall be reasonably satisfactory in form and substance to Parent; and

(l) Parent shall have obtained the requisite approval of its shareholders with respect to the execution, delivery and performance of this Agreement and the consummation of all transactions contemplated hereby.

Any condition specified in this Section 3.2 except (l) may be waived by Parent; provided, however, that no such waiver shall be effective unless it is set forth in a writing executed by Parent.

3.3 Other Conditions.

(a) At the Closing, the Company shall effect the Share Purchase from the Chay Control Shareholders and Gary A. Agron and Philip J. Davis shall effect the Real Estate Purchase.

(b) Notwithstanding the foregoing Sections 3.1 and 3.2 or any other provision of this Agreement, the following shall be considered to have the written approval of both the Company and Parent:(i) any transaction or other matter described in this Agreement, the assumption of the Company Equity Incentive Plan by Parent, and the performance of the Share Purchase and the Real Estate Purchase, and (ii) written approval also is deemed to have been granted hereunder to the Company for capital-raising transactions with third parties that are not affiliated with or related to the Company, on arms-length terms that the Board of Directors of the Company deems to be in the best interests of the Company. Once such terms are determined, Company Affiliates may be afforded the opportunity to participate in the capital raising transactions on the same terms as are offered to unrelated third parties.

ARTICLE IV

COVENANTS PRIOR TO CLOSING

4.1 Affirmative Covenants. From the date hereof and prior to the Closing Date, except as otherwise provided herein:

(a) During the Pre-Closing Period, subject to any laws and regulations relating to the exchange of information, confidentiality or similar provisions in agreements to which the Company is a party, and reasonable restrictions on the disclosure of trade secrets or proprietary information, the Company shall, and shall cause the respective Representatives of the Company to: (i) provide Parent and Parent’s Representatives with reasonable access to the Company’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company; and (ii) provide Parent and Parent’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and with such additional financial, operating and other data and information regarding the Company as Parent may reasonably request.

(b) During the Pre-Closing Period, subject to laws and regulations relating to the exchange of information, Parent shall, and shall cause the respective Representatives of Parent to: (i) provide the Company and the Company’s Representatives with reasonable access to Parent’s Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to Parent and Merger Subsidiary; and (ii) provide the Company and the Company’s Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to Parent and Merger Subsidiary, and with such additional financial, operating and other data and information regarding the Parent and Merger Subsidiary as the Company may reasonably request.

(c) Parent and the Company will conduct their respective businesses only in the usual and ordinary course of business in accordance with past custom and practice including, without limitation, paying all accounts payable within terms consistent with past practices and paying all Taxes of the Company and Parent.

(d) Parent and the Company will permit the other Party’s officers, accountants and legal counsel, at the sole cost of the Party to which such access is provided, to (i) have reasonable access to the non-requesting Party’s premises, books and records, during normal business hours and with prior written notice, provided that any inspections of the premises by the requesting Party shall be conducted in a reasonable manner and at such reasonable times as shall not unreasonably disrupt the non-requesting Party’s business, and (ii) discuss its affairs, finances and accounts with the non-requesting Party’s executive officers.

(e) By the end of the Pre-Closing Period, Parent shall have terminated all consulting, management or any other agreements to which it is currently a party, if any, such that Parent shall be free of any and all contractual obligations (except under this Agreement) of any kind or nature. In addition, by the end of the Pre-Closing Period, Parent shall have negotiated the payment, or forgiveness, of all indebtedness or liabilities owing by Parent at the date hereof to any party, related or otherwise, such that Parent will have no indebtedness or liabilities of any kind, whether actual, contingent, realized or realizable, on the Closing Date.

4.2 Negative Covenants. From the date hereof and prior to the Closing Date or as otherwise provided herein, neither the Company nor Parent nor any of their Subsidiaries shall, without the prior written consent of the other Party:

(i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

(ii) sell, issue, grant or authorize the issuance or grant of (A) any capital stock or other security (except Company Stock on conversion of Company Preferred Stock) , (B) any option, call, warrant or right to acquire any capital stock or other security except in the ordinary course of business, or (C) any instrument convertible into or exchangeable for any capital stock or other security, except that: (1) the Company may issue common stock upon the valid exercise of options outstanding as of the date of this Agreement; and (2) the Company may, in the ordinary course of business and consistent with past practices (x) grant options under its stock option plans to employees or consultants hired by the Company from and after November 1, 2009 through the Effective Time, and (y) issue restricted stock under agreements with employees or consultants hired by the Company from and after November 1, 2009;

(iii) amend or waive any of its rights under, or accelerate the vesting under (except as otherwise provided in such stock option, warrant, stock purchase agreement or related contract on the date hereof), any provision of any of its stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract;

(iv) amend or permit the adoption of any amendment to its articles or certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction, other than the Merger and except as otherwise contemplated by this Agreement;

(v) form any Subsidiary or acquire any equity interest or other interest in any other Entity, except as contemplated by this Agreement;

(vi) except in the ordinary course of business, make any capital expenditure;

(vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract, or amend or terminate, or waive or exercise any material right or remedy under, any material contract;

(viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices), or waive or relinquish any material contractual right;

(ix) lend money to any Person, or incur or guarantee any indebtedness (except for loans or advances to subsidiaries, in each case in accordance with past practices);

(x) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees (except the Company may implement routine, reasonable salary increases in connection with customary employee review process and customary bonuses consistent with past practices);

(xi) change any of its business policies, or, except as required by GAAP or a change in applicable law, any of its methods of accounting or accounting practices in any respect;

(xii) make any Tax election or take or omit to take any other action, in any such action or omission would increase such Party’s Tax liability or reduce a Tax asset;

(xiii) commence or settle any Legal Proceeding material to such Party taken as a whole or the settlement of which will not have a Material Adverse Effect on such Party;

(xiv) except as otherwise permitted by this Agreement, enter into any material transaction or take any other material action outside the ordinary course of business inconsistent with past practices;

(xv) revalue in any material respect any of its assets, including without limitation, writing-off notes or accounts receivable other than in the ordinary course of business;.

(xvi) take or omit to take any action, the taking or omission of which would have the effect of causing such Party’s representations or warranties to be untrue in a material respect; or

(xviii) agree or commit to take any of the actions described in clauses “(i)” through “(xvi)” of this Section 4.2 except as otherwise permitted or contemplated by this Agreement.

4.3 Notice of Developments.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article III impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Company.

(b) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in any representation or warranty made by Parent in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Article III impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on Parent.

4.4 Exclusivity. From and after the date hereof until the earlier of (a) the Closing or (b) the termination of this Agreement pursuant to Section 7.1 hereof (“Exclusivity Period”), neither the Company, Parent nor their respective Representatives (acting in any capacity, including individually) shall solicit, negotiate, act upon or entertain in any way an offer from any other Person to purchase all or any part of the securities or assets of the Company or Parent (other than sales of assets in immaterial amounts or in the normal and ordinary course of business of the Company), or furnish any information to any other Person in that regard. The Company will promptly (within 24 hours) notify Parent upon receipt of any unsolicited offer to purchase any such securities, assets, or any portion thereof, and further will notify Parent of the proposed terms and conditions thereof. The Parties hereby represent and warrant that neither is obligated to sell to or discuss with any other potential purchaser the sale of all or any portion of each Party’s securities or any material part of each Party’s assets.

4.5 HSR Act Filing. Each Party has reviewed the requirements of the HSR Act and has concluded the transactions contemplated hereby do not require any HSR Act filing.

4.6 Consents. As soon as reasonably practical after the execution and delivery of this Agreement, the Company and Parent shall give any notices to those Persons entitled to such notice and obtain, prior to the Closing Date, all material consents and authorizations of other Persons necessary to consummate, or required in connection with, the transactions contemplated hereby.

4.7 Publicity. Parent acknowledges that certain information relating to the Company which may be acquired by Parent in connection with the Merger constitutes material and non-public information about the Company. Except as provided in Sections 4.9 and 4.10 or as required by federal securities Laws or other applicable Laws as reasonably determined by Parent and counsel for Parent, with the concurrence of counsel for the Company, and such disclosures necessary to allow the Company to consummate the Private Placement, no Party will make any public announcement or disclosure of the transaction contemplated hereby, without the prior written or electronic consent of Parent and the Company which is concurred in by counsel for both Parties, except for public announcements previously made in accordance with this Section 4.7. The Parties shall cooperate in preparing and disseminating press releases upon execution of this Agreement, subject to prior review and approval by counsel for both Parties. Furthermore, the Company shall prepare and distribute the press release announcing the consummation of the Merger hereunder, which shall be approved by Parent and its counsel before its release.

4.8 Super 8-K Preparation and Filing. The Company will prepare at least seven (7) days prior to Closing the draft Super 8-K announcing the Closing, together with the Company Financial Statements prepared by the Company and opined upon by EKSH, the pro forma financial statements, and such other information that is required to be disclosed with respect to the Merger under applicable SEC rules, regulations and forms. The Super 8-K shall be in a form reasonably acceptable to Parent and its counsel prior to being filed with the SEC, and will be filed by the Company.

4.9 Shareholder Notice Materials; Parent Shareholders’ Meeting.

(a) As promptly as practicable, Parent will prepare and send to its shareholders the Shareholder Notice Materials. Prior to mailing, the Company and its counsel shall be given the reasonable opportunity to review and comment on the Shareholder Notice Materials, including without limitation those portions involving disclosure of the Company. Parent will reasonably respond to any comments of the Company and its counsel concerning the contents of the Shareholder Notice Materials prior to the finalization and mailing of the Shareholder Notice Materials to Parent shareholders.

As promptly as practicable after the execution of this Agreement, the Company and Parent will cooperate in the preparation and filing of any other filings required under any federal or state blue sky laws relating to the Merger and the transactions contemplated by this Agreement (collectively, the “Other Filings”). Subject to the Company’s right to review and comment on the Shareholder Notice Materials set forth above, the Company hereby consents to the disclosure of information regarding the Company, as well as the terms of the transactions contemplated hereby, in the Shareholder Notice Materials and the Other Filings. Each Party will notify the other promptly upon the receipt of any comments from any federal or state securities regulator and of any request by any Governmental Agency for amendments or supplements to any Other Filing or for additional information, and will supply the other Party with copies of all correspondence between such Party or any of its Representatives, on the one hand, and any Governmental Agency, on the other hand, with respect to the Shareholder Notice Materials, the Merger or any Other Filing. The Shareholder Notice Materials and the Other Filings will comply in all material respects with all applicable requirements of Law. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Shareholder Notice Materials or any Other Filing, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with any Governmental Agency and/or mailing to shareholders of the Company and Parent, such amendment or supplement. Parent will not solicit proxies from its shareholders in connection with seeking approval of the Merger, and Parent represents that it can obtain the requisite shareholder approvals of the transactions contemplated hereby without soliciting proxies from its shareholders.

(b) As soon as practicable following its approval by the Parties, Parent shall distribute the Shareholder Notice Materials to the holders of Parent Stock and, pursuant thereto, shall call the Parent Shareholders’ Meeting in accordance with the CBCA and, subject to the other provisions of this Agreement, request the holders of Parent Stock that attend the Parent Shareholders’ Meeting to vote in favor of the adoption of this Agreement and the approval of the Merger and the other matters presented to the shareholders of Parent at the Parent Shareholders’ Meeting. The sole officer and director of Parent has informed the Company that, subject to compliance with his fiduciary duties and the completion and mailing of the Shareholder Notice Materials, such Person will vote in favor of the adoption of this Agreement, approval of the Merger, and related matters presented at the Parent Shareholders’ Meeting,

(c) Parent shall comply with all applicable provisions of the CBCA in the preparation, filing and distribution of the Shareholder Notice Materials, and the calling and holding of the Parent Shareholders’ Meeting. Without limiting the foregoing, Parent shall ensure that the Shareholder Notice Materials does not, as of the date on which it is distributed to the holders of Parent Stock, and as of the date of the Parent Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(d) Parent, acting through its board of directors, shall include in the Shareholder Notice Materials the recommendation of its board of directors that the holders of Parent Stock who attend the Parent Shareholders’ Meeting vote in favor of adoption of this Agreement and shall otherwise use reasonable best efforts to obtain approval of the Parent shareholders.

4.10 Company Shareholder Approval. The Company will (i) use its commercially reasonable efforts to obtain the approval of its shareholders of the adoption, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the approval of the Merger. Prior to any Company shareholder vote or written consent concerning the matters described in this Section 4.10, the Company shall provide to Parent drafts of all materials to be distributed to the Company shareholders including proposed resolutions, and allow Parent and its counsel a reasonable opportunity to review and comment on same.

4.11 Votes of Principal Stockholders. The principal stockholders of each Party have informed Parent and the Company, as the case may be, that in their capacities as principal stockholders (and not as directors, if that be the case), each of its principal stockholders will vote in favor of the Merger. The principal stockholders obligations to act in the best interests of Parent or the Company, respectively, in their capacities as directors (as the case may be) and in accordance with their fiduciary duties shall not in any way be affected by the foregoing.

4.12 Financing. The Company will use reasonable efforts to secure financing in the Private Placement, and will provide Parent with periodic updates from time to time of the status of the Private Placement and related negotiations. In connection therewith, Parent will provide its reasonable cooperation in promptly reviewing and commenting upon securities purchase agreements or other documents that the Company prepares or intends to use prior to the Closing in connection with the Private Placement, copies of which the Company will provide to Parent at a reasonable time prior to their dissemination or use.

4.13 Copies of Tax Returns. The Parties shall provide each other with copies of all state and federal income Tax Returns filed by the Company or Parent subsequent to the date hereof reasonably promptly following said filing and shall provide each other with written notice of all estimated state and federal income Tax payments made by the Company or Parent after the date hereof. At least three (3) days prior to the Closing Date, the Parties shall have prepared and filed applicable state and federal income Tax returns for 2009. Notwithstanding the foregoing, if the preparation of such Tax returns is unable to be completed prior to the Closing, then the Parties agree that they shall reasonably cooperate in the preparation and filing of all Tax returns to be filed with any Governmental Agency, and will provide copies of such proposed filings a reasonable period of time prior to the filing of same.

4.14 Other Actions. The Company and Parent shall further cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the Merger and the other transactions contemplated hereby as soon as practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as soon as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any Person (including the respective independent accountants of the Company and Parent) and/or any Governmental Agency in order to consummate the Merger or any of the other transactions contemplated hereby. Subject to applicable Laws relating to the exchange of information and the preservation of any applicable attorney-client privilege, work-product doctrine, self-audit privilege or other similar privilege, each of the Company and Parent shall have the right to review and comment on in advance, and to the extent practicable each will consult the other on, all the information relating to such Party that appears in any filing made with, or written materials submitted to, any Person and/or any Governmental Agency in connection with the Merger and the other transactions contemplated hereby. In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

4.15 Required Information. In connection with the preparation of the Super 8-K, the Shareholder Notice Materials, and the approval of the Merger by the Company’s shareholders, and for other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Merger, or any other statement, filing, notice or application made by or on behalf of the Company or Parent to any Person and/or any Governmental Agency in connection with the Merger and the other transactions contemplated hereby. Each Party warrants and represents to the other Party, and only the other Party, that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary contained in Sections 4.8, 4.9 or 4.10, neither Party may amend, supplement or distribute the Shareholder Notice Materials or Other Filings containing information concerning any other Party hereto or its respective directors, officers ad shareholders without the prior written or electronic consent of such other Party.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As a material inducement to Parent to enter into this Agreement, the Company hereby represent and warrant to Parent as follows, which representations and warranties are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Article V), except as set forth in the Disclosure Schedule. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article V. References in this Article V to the Company will, in all instances, be read to include the Company’s Subsidiary unless specifically provided to the contrary below or unless the context otherwise requires.

5.1 Organization and Power; Subsidiaries and Investments. Each of the Company and its Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company and its Subsidiary are each qualified to do business as foreign entities and are in good standing in the jurisdictions listed on the attached Schedule 5.1, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of the Company’s business requires the Company or its Subsidiary to be so qualified except where the failure to be qualified would not result in the Company incurring any material Liability. The Company and the Subsidiary have all requisite power and authority to own their assets and carry on their business as now conducted. The Company has all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform its obligations hereunder and thereunder. The certificate of incorporation and bylaws of the Company and Subsidiary which have previously been furnished to Parent reflect all amendments thereto and are correct and complete in all respects. The Company has one Subsidiary, DMI Acquisition Corp., and has no other Subsidiaries. The Company does not own or control (directly or indirectly) any partnership interest, joint venture interest, equity participation or other security or interest in any Person.

5.2 Authorization. The execution, delivery and performance by the Company of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby will be, upon approval of the Company’s shareholders, duly and validly authorized by all requisite corporate action and, other than the approval of the Company’s shareholders, no other act or proceeding on the part of the Company or its board of directors is necessary to authorize the execution, delivery or performance by the Company of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by the Company will each constitute, a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

5.3 Capitalization. As of March 2, 2010, the Company had issued and outstanding a total of 15,255,984 shares of common stock (after giving effect to conversion of all outstanding Series A Preferred Stock into common stock). All of the issued and outstanding shares of the Company have been duly authorized, are validly issued, fully paid and nonassessable and none were issued in violation of the preemptive rights of any Person. No other class of capital stock of the Company is authorized or outstanding at the date hereof. The Company Preferred Stock will be converted into Company Stock prior to the consummation of the Merger. Except as otherwise set forth on Schedule 5.3, there are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which is binding upon the Company providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to the Company.

5.4 No Breach. The execution, delivery and performance by the Company of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under the certificate of incorporation or bylaws of the Company, any material Law, any material Order or any material Contract to which the Company or its assets is bound; (b) result in the creation or imposition of any Lien upon any assets or any of the equities of the Company; or (c) require any material authorization, consent, approval, exemption or other action by or notice to any Governmental Agency or other Person under the provisions of any material Law, material Order or any material Contract by which the Company or its assets is bound.

5.5 Financial Statements.

(a) Each of the Company Audited Financial Statements when delivered will be accurate and complete in all material respects and will present fairly in all material respects the financial condition, results of operations and cash flows of the Company throughout the periods covered thereby and will have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The Company Financial Statements shall be in compliance with Regulation S-X to the extent required. The representations and warranties contained in this subsection 5.5(a) shall only become effective as to each Company Financial Statement as and when the Company delivers such Financial Statement to Parent and indicates that it is acceptable for inclusion in the Super 8-K.

(b) There has not been, since December 31, 2009, nor to the Company’s Knowledge is there pending, any material change in accounting requirements or principles imposed on the Company.

5.6 Absence of Certain Developments. Since December 31, 2009, the Company has conducted its businesses only in the ordinary course of business consistent with past custom and practice, and the Company has not:

(a) Suffered a Material Adverse Effect;

(b) Sold, leased, assigned, licensed or transferred any of its material assets or any material portion thereof (other than in the ordinary course of business, or sales of obsolete assets) or mortgaged, pledged or subjected them to any Lien;

(c) Made any material capital expenditures or commitments, other than in the ordinary course of business consistent with past custom and practice;

(d) Created, incurred or assumed any material Indebtedness, other than Indebtedness that is incurred in the ordinary course of business, and has not guaranteed any Indebtedness or Liability of any Person;

(e) Declared, set aside or paid any dividend or distribution of cash or other property to any shareholder of the Company with respect to its equity or purchased, or redeemed or otherwise acquired any of its equity or any warrants, options or other rights to acquire its equity;

(f) Amended or authorized the amendment of its certificate of incorporation (except with respect to the increase in authorized common stock effective February 16, 2010) or bylaws;

(g) Committed or agreed to any of the foregoing; or

(h) Received any notice from any Person with whom the Company has a material business relationship indicating that said Person intends to change their respective relationship the Company.

5.7 Real Property Leases.

(a) The Company has immaterial real property leases for its headquarters and has no other real property leases.

(b) All conditions and agreements under the Leases to be satisfied or performed by each landlord or sublandlord under the Leases have been satisfied and performed. To the Knowledge of the Company, there are no uncured defaults on the part of each landlord or sublandord under the Leases. The Company has not sent any notice of default under the Leases to any landlord or sublandlord under the Leases; and there are no events which have occurred that, with the giving of notice or the passage of time or both, would result in a default by any landlord or sublandlord under the Leases.

5.8 Title to Assets. Except for leased IT equipment which is immaterial in amount, and Proprietary Rights licensed from third parties, the Company owns good and valid title, free and clear of all Liens other than Permitted Liens, to all of the personal, tangible and intangible personal property and assets used in its business, including, without limitation, the assets shown on the Company Audited Financial Statements. The Company owns all of the issued and outstanding stock of its Subsidiary free and clear of all Liens. None of the Permitted Liens materially interfere with the ordinary conduct of the Company’s business or materially detract from the use, occupancy, value or marketability of title of the assets subject thereto.

5.9 Contracts and Commitments.

(a) The Company currently is party to intellectual property assignment agreements, a sponsored research agreement, employment agreements, confidentiality agreements, consulting agreements, research and testing agreements, and professional service provider agreements (the “Material Contracts”). With these exception, the Company has no:

(i) Contracts (other than purchase orders entered into in the ordinary course of business) which involve commitments to make capital expenditures or which provide for the purchase of goods or services by the Company from any one Person under which the undelivered balance of such products or services has a purchase price in excess of Ten Thousand Dollars ($10,000);

(ii) Contracts (other than purchase orders entered into in the ordinary course of business) which provide for the sale of products or services by the Company or Parent and under which the undelivered balance of such products or services has a sale price in excess of Ten Thousand Dollars ($10,000);

(iii) Contracts relating to the borrowing of money by the Company, to the granting by the Company of a Lien on any of its assets, or any guaranty by the Company of any obligation or liability in any case involving a liability in excess of Ten Thousand Dollars ($10,000);

(iv) Contracts pursuant to which the Company is a lessor or a lessee of any property, personal or real, or holds or operates any tangible personal property owned by another Person, except for any leases of personal property;

(v) Contracts for the use, license or sublicense of any Proprietary Rights owned or licensed by the Company or otherwise used in the Business (other than any license of mass-marketed or otherwise generally available software);

(vi) any power of attorney (whether revocable or irrevocable) given to any Person by the Company;

(vii) Contracts by the Company not to compete in any business or in any geographical area or with respect to which the Company is the beneficiary of any non-compete provision;

(viii) Contracts restricting the right of the Company to use or disclose any information in their possession or with respect to which the Company is the beneficiary of any confidentiality, nondisclosure or non-use provision;

(ix) any partnership, joint venture or other similar arrangements;

(x) any employment agreements, severance agreements, bonus agreements and non-competition agreements with employees of the Company; and

(xi) any Contract with any officer, director, shareholder or any of their respective Affiliates except for employment agreements with its officers which shall be identified on Schedule 5.9(a)).

(b) The Company has not materially breached or cancelled any Material Contract; to the Company’s Knowledge, none of the Company’s Material Contracts have been breached in any respect or canceled by the other party which has not been duly cured or reinstated; to the Company’s Knowledge, the Company is not in receipt of any written claim of default under any Material Contract; to the Company’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a material breach or default under any Contract or create in any Person the right to accelerate, suspend, terminate, modify, cancel or exercise any other material right under any Company Material Contract; no Person has given notice to the Company of repudiation of any provision of any Material Contract; and the Company has not received any notice of any, and to the Company’s Knowledge there is no, impending change of any business relationship with any Person with whom the Company has a material business relationship. To the Company’s Knowledge, each Material Contract is valid, binding and in full force and effect and enforceable in accordance with its terms.

(c) Each of the Company’s Material Contracts has been entered into without the commission of any act by or on behalf of the Company, alone or in concert with any other Person, or any consideration having been paid or promised, that, in either case, is or would be in violation of any Law.

5.10 Proprietary Rights.

(a) The Company is the owner of, or has the exclusive right to use all Proprietary Rights used in the operation of the Business as presently conducted and as presently proposed to be conducted by the Surviving Corporation following the Closing. Each item of Proprietary Rights will be owned or available for use by the Company on identical terms and conditions immediately subsequent to the Effective Time.

(b) To the Knowledge of the Company, the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of any Person, and there are no unresolved charges, complaints, claims, demands, or notices alleging any such interference, infringement, misappropriation, or violation (including any claim that Company must license, or refrain from using, any Proprietary Rights of any Person. To the Knowledge of Company, no Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights owned or used by the Company in the Company’s business. There are no Proceedings pending or, to the Knowledge of the Company, threatened, which challenges the validity, legality, enforceability, use or ownership of any Proprietary Rights owned or used by the Company in its business.

(c) To the Knowledge of the Company, the Company has not engaged in any business practices that are unfair, improper or illegal, including any misrepresentation of the origin, source, or composition of any of its Proprietary Rights and any misrepresentation as to the endorsement, sponsorship or affiliation of any of the Company’s Proprietary Rights by any Person or group.

(d) The Company has made available to Parent correct and complete copies of each patent, trademark registration and copyright registration which has been issued to the Company or its predecessor in interest, as well as applications for any patents, trademark registrations and copyright applications (as amended to date or otherwise modified) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. With respect to each of the foregoing items of Proprietary Rights, except as disclosed to Parent, the Company possesses all right, title and interest in and to the item, free and clear of any Lien; the item is not subject to any outstanding Order; and to the Knowledge of the Company, all necessary application, registration, maintenance and renewal fees in connection with all patent, trademark and copyright registrations and applications for registration have been paid and all necessary documents and certificates in connection therewith have been filed with the relevant authority for the purpose of maintaining the registrations or applications for registration; and to the Knowledge of the Company, no issued patent and no trademark or copyright registration is subject to cancellation, re-examination, termination or withdrawal based upon circumstances existing on or prior to the date of the Closing.

(e) The Company has also made available to Parent correct and complete copies of (a) each item of Proprietary Rights that the Company exploits pursuant to a license, sublicense, permission or other agreement, and (b) each item of Proprietary Rights that the Company licenses or sublicenses to any third Person or otherwise allows any third Person to use. With respect to each of the foregoing items of Proprietary Rights, to the Company’s Knowledge:

(i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable and in full force and effect;

(ii) the license, sublicense, agreement or permission shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the consummation of the transactions contemplated hereby;

(iii) no party to the license, sublicense, agreement or permission is in breach or default and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification or acceleration thereunder;

(iv) no party to the license, sublicense, agreement or permission has repudiated any provision thereof;

(v) with respect to each sublicense, the representations and warranties set forth in subsections (i) through (iv) above are true and correct with respect to the underlying license;

(vi) no item is subject to any outstanding Order; and

(vii) the Company’s ability to exploit each item is not limited in any material respect.

(f) The Company has taken all reasonably necessary and desirable actions to maintain and protect its right, title and interest in Proprietary Rights, including efforts to obtain confidentiality and non-disclosure agreements from each Person with access to such Proprietary Rights. To the Knowledge of the Company, each

Person who has had access to confidential and proprietary information relating to the Business has a legal obligation of confidentiality to the Company or Parent with respect to such information.

5.11 Governmental Licenses and Permits. The Company owns or possesses all right, title and interest in and to all material Governmental Licenses that are necessary to its business as presently conducted. Each such Governmental License has been duly obtained, is valid and in full force and effect and is not subject to any Proceeding to revoke, cancel, modify, limit, restrict or declare such Governmental Licenses invalid in any material respect. The Company has materially complied with and is in material compliance with the terms and conditions of such Governmental Licenses and has not received any written notices of the violation of any of the terms or conditions of such Governmental Licenses. The consummation of the transactions contemplated hereby will not, and no event has occurred or circumstance exists that may (with or without the giving of notice or the passage of time or both or otherwise) (i) constitute or result, directly or indirectly in a material violation of or a failure to comply with any term or requirement of any material Governmental License, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental License. All applications required to have been filed for the continued validity or renewal of any Governmental License have been duly filed on a timely basis with the appropriate Governmental Agency or other Person, and all other filings required to have been made with respect to the Governmental License have been duly made on a timely basis with the appropriate Governmental Agency or other Person.

5.12 Proceedings. There are no material Proceedings pending or, to the Knowledge of the Company, threatened against the Company, or any of its assets or its business and to the Company’s Knowledge, there is no basis for any Proceeding against the Company or any of its assets or its business. Except as set forth in the Company’s Certificate of Incorporation or Bylaws, the Company is not currently required, whether by contract or operation of Law, to indemnify any of the officers, directors or employees (past or present) of the Company and there have been no claims made against the Company for indemnity by any past or present officer, director or employee.

5.13 Compliance with Laws. The Company has materially complied with and is in compliance in all material respects with all applicable Laws and Orders. No written notice has been received by the Company alleging a violation of or liability or potential responsibility under any such Law or Order. To the Company’s Knowledge, since December 31, 2009, there has been no change in any applicable Laws that may have a Material Adverse Effect on the Company and there is no impending change in any applicable Laws that may have a Material Adverse Effect on the Company.

5.14 Environmental Matters. The Company has materially complied with and is in compliance in all material respects with all Environmental Laws. The has not received any notice regarding any, and to the Company’s Knowledge, there has been no, violation of, or any liability or investigatory, corrective or remedial obligation under, any Environmental Law with respect to the past or current operations, properties or facilities of the Company. The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance in a manner which has given rise to any liabilities or investigatory, corrective or remedial obligations pursuant to Environmental Laws. To the Company’s Knowledge, (i) there has been no disposal, burial or placement of Hazardous Substances on or about the Leased Real Property; (ii) the Company has not used all or part of the Leased Real Property or any lands contiguous to the Leased Real Property in violation of any Environmental Laws; (iii) there is no contamination, pollution or danger of pollution resulting from a condition on or under the Leased Real Property, or on or under any lands in the vicinity of the Leased Real Property; (iv) there are no storage tanks on or under the Leased Real Property; (v) environmental conditions associated with the Leased Real Property are in compliance with all Environmental Laws; and (vi) the Company has disclosed to Parent all information in the Company’s possession relating to the environmental condition of the Leased Real Property. The Company has not received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Leased Real Property or suggesting they might look to the Company for contribution to clean up such condition.

5.15 Employees. The Company has materially complied with and is in compliance in all material respects with all applicable Laws relating to the employment of labor. There are no administrative charges or court complaints pending or, to the Company’s Knowledge, threatened against the Company before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor. To the Company’s Knowledge, there is no basis for any administrative charge or court complaint regarding any matters relating to the employment of labor. The Company has not experienced any union organization attempts, labor disputes or work stoppage or slowdowns due to labor disagreements. There is no labor strike, dispute, work stoppage or slowdown involving any of the employees of the Company pending or, to the Company’s Knowledge, threatened. The Company is not a party to any labor or union agreement. The Company has not implemented any employee layoffs that could implicate the WARN Act.

5.16 Employee Benefit Plans.

(a) The Company has no employee pension benefit plan as defined in Section 3(2) of ERISA, and has no employee welfare benefit plan (as defined in Section 3(1) of ERISA. With the exception of the Company’s equity incentive plan and a health insurance plan that is allocated among various benefits by each participant as he or she elects (and as permitted by Tri-Net)(collectively, the “Employee Plans”), the Company maintains no other plan, policy, program or arrangement which provides nonqualified deferred compensation benefits, equity-based compensation, options or bonuses, health, life, disability, accident, vacation, severance, tuition reimbursement or other fringe benefits or with respect to which the Company is reasonably expected to have any material Liability.

(b) Neither the Company, Parent nor any other Person that is or that has been a member of a controlled group or any other similar arrangement that would be combined with the Company or Parent under Code Section(s) 414(b), (c), (m) or (o) participates in or contributes to and has not participated in or contributed to any multiemployer plan (as defined in Section 3(37) of ERISA).

(c) The Company provides no post-termination health, accident or life insurance benefits, other than health benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B.

(d) The Company has no plan subject to Title IV of ERISA or the minimum funding requirements of Code Section 412.

(e) The Company has provided Parent with true and complete copies of all documents embodying each Company Employee Plan, including all amendments thereto, if any.

(f) There is no pending or, to the Company’s Knowledge, threatened Proceeding (other than routine claims for benefits) by or on behalf of any Company Employee Plan. To the Company’s Knowledge, no Employee Plans are under audit or investigation by the Internal Revenue Service, the Department of Labor, the PBGC or any other Governmental Agency. To the Company’s Knowledge, there is no basis for any such Proceeding.

(g) To the extent due and payable, all contributions (including all employer contributions and employee salary reduction contributions) and all premiums or other such payments have been paid to each Employee Plan for any period ending on or before the Effective Time. All contributions, premiums and other payments which are not yet due have been accrued on the Financial Statements in accordance with generally accepted accounting principles consistent with past practice.

(h) Except as disclosed on Schedule 5.16(i), the completion of the transactions contemplated by this Agreement will not result, separately or in the aggregate, in the payment of any amount that will be: (i) non-deductible to the Company or the Surviving Corporation under Code Section 280G; (ii) characterized as an “excess parachute payment” within the meaning of Code Section 280G; or (iii) subject to the excise tax under Code Section 4999.

(i) Since its inception, the Company has acted in good faith compliance with the requirements of Code Section 409A and, to the Company’s Knowledge, no employee of the Company will have compensation includable in his or her gross compensation as a result of the application of Code Section 409A. The Company is not, nor has it ever been, party to any tax indemnity agreement or other agreement that requires the Company to “gross up” or otherwise compensate any employee because of the imposition of any income, excise or other Tax.

(j) The Employee Plans have been maintained, funded and administered in accordance with their terms and comply in form and in application in all material respects with the applicable requirements of ERISA and the Code.

5.17 Insurance.

(a) The Company maintains insurance coverage for property, liability, Worker’s Compensation coverage, and miscellaneous other matters. True and correct copies of each such policy have been provided to Parent.

(b) To the Company’s Knowledge, each of its policies is legal, valid, binding, enforceable and in full force and effect. Prior to the Closing Date, the Company will not cancel or allow to expire any such policies unless replaced with other comparable insurance. The Company is not in breach or default of the terms of the policies (including with respect to the payment of premiums or the giving of notices), and to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification or acceleration, under the policy; and to the Company’s Knowledge, no party to the policies has repudiated any provision thereof.

5.18 Tax Matters.

(a) The Company has timely filed all material Tax Returns that it is required to file as of the date of this Agreement and has paid in full all Taxes required to be paid by the Company as disclosed by such Tax Returns, which Tax Returns are true, correct and complete in all material respects. On or before the Closing Date, the Company will have timely filed all Tax Returns that it will have been required to file on or before the Closing Date and will have paid in full all Taxes required to be paid by it on or before the Closing Date as disclosed by such Tax Returns and said Tax Returns will be true, correct and complete in all material respects. The Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, nor between the date hereof and the Effective Time will the Company request any extension of time within which to file any Tax Return without promptly delivering to Parent a copy of such request. As of immediately before the Effective Time, there will be no Liens for Taxes on any of the Company’s assets other than Permitted Liens. The Company has not ever been a member of a group of corporations that file a consolidated Tax Return for federal income Taxes or a member of an affiliated group other than a group of which the Company is the common parent.

(b) The Company has, and by the Closing will have, complied with all Laws relating to the withholding of Taxes required to be paid or withheld by the Company in all respects and has, within the manner prescribed by applicable Law, withheld from its employees, customers and any applicable payees and paid over to the proper Governmental Agencies all material amounts required to be withheld and paid over.

(c) The Company has not waived any statute of limitations or otherwise agreed to any extension of time with respect to an assessment or collection of Taxes which is still effective; no Proceedings with the Internal Revenue Service or a state, local or foreign taxing authority are presently pending with regard to Taxes of the Company; the Company has not received written notice of any impending audit relating to the Taxes of the Company which has not yet commenced; and no deficiency for any Taxes required to be paid by the Company has been proposed, asserted or assessed against the Company which has not been resolved and paid in full.

(d) The Company is not a party to any Tax allocation or Tax sharing agreement.

(e) The Company has not ever been and is not currently liable to pay any tax to, or file any Tax Return with, any foreign Governmental Agency.

5.19 Brokerage. The Company is not responsible for, and has not received, any claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by the Company or any Company director, officer or shareholder.

5.20 Undisclosed Liabilities. To the Company’s knowledge, since December 31, 2009, the Company has not incurred any Liability required to be disclosed on a balance sheet or the notes thereto pursuant to GAAP, except for Liabilities:

(a) Reflected, disclosed or reserved against in (i) the balance sheet as of December 31, 2009 or the notes thereto;

(b) Incurred in the ordinary course of business (but excluding any material Liability arising out of tort, violations of law or breaches of contract); or

(c) Fully satisfied on the Closing Date.

5.21 Information Regarding Directors and Officers. The Company has provided a Secretary’s certificate to Parent which ets forth the name of each executive officer of the Company and the offices held by each such Person. The members of the Board of Directors of the Company are David Bar-Or, Bruce G. Miller, and Michael Macaluso.

5.22 Books and Records. The books of account, minute books, stock record books and other records of the Company, all of which have been made available to Parent prior to the date hereof, are complete and correct in all material respects, and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls. The minute books of the Company contain substantially accurate and complete records of all meetings held of, and corporate actions taken by, the shareholders, the board of directors or any committee of the board of directors, and no meeting of the shareholders, board of directors or any committee of the board of directors has been held for which minutes have not been prepared and are not contained in such minute books.

5.23 Interest in Customers, Suppliers and Competitors. Except with respect to the Company’s business relationships with Trauma Research LLC and Institute for Molecular Medicine, Inc., no Company shareholder and no officer or director of the Company, nor any Affiliate thereof or any member of their respective family, has any direct or indirect interest in any customer, supplier or competitor of the Company or in any business, firm or Person from whom or to whom the Company leases any Asset, or in any other business, firm or Person with whom the Company does business. The Company has no outstanding loans to any officer, director or shareholder, but has advanced the sum of $150,000 to certain of its officers, consultants, and employees.

5.24 Shareholder Notice Materials. The information to be supplied by the Company for inclusion in the Shareholder Notice Materials shall not, on the date the Shareholder Notice Materials is first mailed to Parent’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. If at any time prior to the Effective Time, any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which should be set forth in a supplement to the Shareholder Notice Materials, the Company shall promptly inform Parent. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or any Person other than the Company or any agent or representative thereof which is contained in the Shareholder Notice Materials.

5.25 FCPA Compliance. None of the Company or any director, officer, agent, employee or Affiliate of the Company is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company and, to the knowledge of the Company, its executive officers and directors, have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

5.26 Financial Recordkeeping and Reporting Compliance. The operations of the Company are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering and Related Laws, and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving the Company with respect to the Money Laundering and Related Laws is pending or, to the best knowledge of the Company, threatened. The Company has not violated the Money Laundering and Related Laws, and/or the rules and regulations promulgated under any such law, or any successor law.

5.27 OFAC Compliance. None of the Company or, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company is currently subject to any U.S. sanctions administered by OFAC, and the Company has not knowingly directly or indirectly lent, contributed or otherwise made available funds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

5.28 Full Disclosure. None of the representations and warranties made by the Company in this Agreement and the schedules, certificates and other documents delivered to Parent contains, or will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances in which they were made, not misleading as of the date to which it speaks.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

As a material inducement to the Company to enter into this Agreement, Parent and Merger Subsidiary hereby represent and warrant to the Company as follows, which representations and warranties are true, correct and complete as of the date hereof and will be true, correct and complete as of the Closing (as though made then and as though the Closing were substituted for the date of this Agreement throughout this Article VI), except as set forth in the Disclosure Schedule. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article VI. References in this Article VI to Parent will, in all instances, be read to include the Merger Subsidiary unless specifically provided to the contrary below or unless the context otherwise requires.

6.1 Organization and Power; Subsidiaries and Investments. Each of Parent and Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the States of Colorado and Delaware, respectively. These jurisdictions are the only jurisdictions in which the ownership of properties or the conduct of the its business requires Parent or Merger Subsidiary to be so qualified except where the failure to be qualified would not result in Parent incurring any material Liability. Parent and the Merger Subsidiary have all requisite power and authority to own their assets and carry on their business as now conducted. Parent and Merger Subsidiary have all requisite power and authority to execute and deliver this Agreement and the other agreements contemplated hereby and to perform their obligations hereunder and thereunder. The articles or certificate of incorporation and bylaws of Parent and Merger Subsidiary which have previously been furnished to the Company reflect all amendments thereto and are correct and complete in all respects. Parent has one Subsidiary, the Merger Subsidiary, and has no other Subsidiaries. Parent does not own or control (directly or indirectly) any partnership interest, joint venture interest, equity participation or other security or interest in any Person.

6.2 Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement, the other agreements contemplated hereby and each of the transactions contemplated hereby or thereby will be, upon approval of Parent’s shareholders, duly and validly authorized by all requisite corporate action and, other than the approval of Parent’s shareholders, no other act or proceeding on the part of Parent or Merger Subsidiary or their boards of directors is necessary to authorize the execution, delivery or performance by Parent and Merger Subsidiary of this Agreement or any other agreement contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and this Agreement constitutes, and the other agreements contemplated hereby upon execution and delivery by Parent and Merger Subsidiary will each constitute, a valid and binding obligation of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms.

6.3 Capitalization. Parent’s authorized and outstanding common stock is as set forth in the Form 10-Q for the nine months ended September 30, 2009, a copy of which is filed with the SEC. All of the issued and outstanding shares of Parent have been duly authorized, are validly issued, fully paid and nonassessable and none were issued in violation of the preemptive rights of any Person. No other class of capital stock of Parent is authorized or outstanding at the date hereof. The only shareholder of Merger Subsidiary is Parent. All outstanding capital stock of Merger Subsidiary is by Parent, free and clear of any Liens. There are no outstanding or authorized options, warrants, rights, contracts, pledges, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which Parent or Merger Subsidiary is a party or which is binding upon Parent and Merger

Subsidiary providing for the issuance, disposition or acquisition of any of its equity or any rights or interests exercisable therefor. There are no outstanding or authorized equity appreciation, phantom stock or similar rights with respect to Parent or Merger Subsidiary.

6.4 No Breach. The execution, delivery and performance by Parent of this Agreement and the other agreements contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby will not (a) violate, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under the articles of incorporation or bylaws of Parent, any material Law, any material Order or any material Contract to which Parent or its assets is bound; (b) result in the creation or imposition of any Lien upon any assets or any of the equities of Parent; or (c) require any material authorization, consent, approval, exemption or other action by or notice to any Governmental Agency or other Person under the provisions of any material Law, material Order or any material Contract by which Parent or its assets is bound.

6.5 Financial Statements.

(a) Each of Parent’s Financial Statements on file with the SEC are accurate and complete in all material respects and present fairly in all material respects the financial condition, results of operations and cash flows of Parent throughout the periods covered thereby and have been prepared in accordance with GAAP consistently applied throughout the periods indicated. The Parent Financial Statements are in compliance with Regulation S-X to the extent required.

(b) There has not been, since December 31, 2009, nor to Parent’s Knowledge is there pending, any material change in accounting requirements or principles imposed on Parent.

6.6 Absence of Certain Developments. Parent has conducted its businesses only in the ordinary course of business consistent with past custom and practice, and Parent has not:

(a) Suffered a Material Adverse Effect;

(b) Sold, leased, assigned, licensed or transferred any of its material assets or any material portion thereof (other than in the ordinary course of business, or sales of obsolete assets) or mortgaged, pledged or subjected them to any Lien;

(c) Made any material capital expenditures or commitments, other than in the ordinary course of business consistent with past custom and practice;

(d) Created, incurred or assumed any material Indebtedness, other than Indebtedness that is incurred in the ordinary course of business, and has not guaranteed any Indebtedness or Liability of any Person;

(e) Declared, set aside or paid any dividend or distribution of cash or other property to any shareholder of Parent with respect to its equity or purchased, or redeemed or otherwise acquired any of its equity or any warrants, options or other rights to acquire its equity;

(f) Amended or authorized the amendment of its articles of incorporation or bylaws;

(g) Committed or agreed to any of the foregoing; or

(h) Received any notice from any Person with whom Parent has a material business relationship indicating that said Person intends to change their respective relationship Parent.

6.7 Real Property Leases.

(a) Parent is not a party to any lease or other agreement related to Leased Real Property. All Leases to which Parent is a party shall be terminated by Parent immediately prior to the Effective Time, and termination agreements or acknowledgments shall be provided by Parent to the Company at or prior to the Closing for each Parent Lease now in effect to which Parent or Merger Subsidiary is a party. Any such Parent Lease termination agreement shall be effective before the Effective Time such that following the Merger, Parent and Surviving Corporation shall be obligated under no Parent Leases for any financial or non-financial performance of any kind or nature. Parent is not a landlord or sublandlord under any Parent Lease, or a subtenant or tenant under any other Parent Lease, whether oral or written. Parent does not have, and has never had, any fee interest in any real property.

(b) To Parent’s Knowledge, there are no uncured defaults on the part of each landlord or sublandord, or Parent, under the Parent Leases. Parent has not sent any notice of default under the Parent Leases to any landlord or sublandlord under the Leases; and there are no events which have occurred that, with the giving of notice or the passage of time or both, would result in a default by any landlord or sublandlord, or Parent, under the Parent Leases.

6.8 Title to Assets. Parent owns good and valid title, free and clear of all Liens other than Permitted Liens, to all of the personal, tangible and intangible personal property and assets shown on the Parent Financial Statements. At the Closing Date, Parent will have no assets other than its ownership of 100% of the issued and outstanding stock of Merger Subsidiary free and clear of all Liens.

6.9 Contracts and Commitments.

(a) To Parent’s knowledge, Parent is not currently a party to any Parent Contract, and will not be a party to any Parent Contract that will be in effect at the Effective Time

(b) Parent has not materially breached or cancelled any Contract in violation of the terms thereof; (ii) to Parent’s Knowledge, none of Parent’s Contracts have been breached in any respect or canceled by the other party except in accordance with the terms thereof; (iii) to Parent’s Knowledge, Parent is not in receipt of any written claim of default under any Contract; (iv) to Parent’s Knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a material breach or default under any Parent Contract or create in any Person the right to accelerate, suspend, terminate, modify, cancel or exercise any other material right under any Parent Contract; (v) no Person has given notice to Parent of repudiation of any provision of any Parent Contract; and (vi) Parent has not received any notice of any, and to Parent’s Knowledge there is no, impending change of any business relationship with any Person except the cancellation or termination of any Parent Contracts currently in effect.

(c) Each Parent Contract has been entered into without the commission of any act by or on behalf of Parent, alone or in concert with any other Person, or any consideration having been paid or promised, that, in either case, is or would be in violation of any Law.

6.10 Proprietary Rights.

(a) Parent owns no, and has no exclusive rights to use, any Proprietary Rights in the operation of its business.

(b) To the Knowledge of Parent, Parent has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights of any Person, and there are no unresolved charges, complaints, claims, demands, or notices alleging any such interference, infringement, misappropriation, or violation (including any claim that Parent must license, or refrain from using, any Proprietary Rights of any Person. To the Knowledge of Parent, no Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Proprietary Rights owned or used by Parent in Parent’s business. There are no Proceedings pending or, to the Knowledge of Parent, threatened, which challenges the validity, legality, enforceability, use or ownership of any Proprietary Rights owned or used by Parent in its business.

(c) To the Knowledge of Parent, Parent has not engaged in any business practices that are unfair, improper or illegal, including any misrepresentation of the origin, source, or composition of any of its Proprietary Rights and any misrepresentation as to the endorsement, sponsorship or affiliation of any of Parent’s Proprietary Rights by any Person or group.

(d) Parent neither owns nor licenses or sublicenses any patent, trademark registration or copyright registration, nor does Parent have ownership of, or rights to, applications for any patents, trademark registrations and copyright applications (as amended to date or otherwise modified).

6.11 Governmental Licenses and Permits. Parent neither has nor uses any Governmental Licenses in the conduct of its business except such as are associated with Parent’s organization in the State of Colorado and the right to conduct business in the State of Delaware. Parent owns or possesses all right, title and interest in and to all material Governmental Licenses that are necessary to its business as presently conducted. Each such Governmental License has been duly obtained, is valid and in full force and effect and is not subject to any Proceeding to revoke, cancel, modify, limit, restrict or declare such Governmental Licenses invalid in any material respect. Parent has materially complied with and is in material compliance with the terms and conditions of such Governmental Licenses and has not received any written notices of the violation of any of the terms or conditions of such Governmental Licenses. The consummation of the transactions contemplated hereby will not, and no event has occurred or circumstance exists that may (with or without the giving of notice or the passage of time or both or otherwise) (i) constitute or result, directly or indirectly in a material violation of or a failure to comply with any term or requirement of any material Governmental License, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental License. All applications required to have been filed for the continued validity or renewal of any Governmental License have been duly filed on a timely basis with the appropriate Governmental Agency or other Person, and all other filings required to have been made with respect to the Governmental License have been duly made on a timely basis with the appropriate Governmental Agency or other Person.

6.12 Proceedings. There are no material Proceedings pending or, to the Knowledge of Parent, threatened against Parent, or any of its assets or its business and to Parent’s Knowledge, there is no basis for any Proceeding against Parent or any of its assets or its business. Except as set forth in Parent’s articles of incorporation or bylaws, Parent is not currently required, whether by contract or operation of Law, to indemnify any of the officers, directors or employees (past or present) of Parent and there have been no claims made against Parent for indemnity by any past or present officer, director or employee.

6.13 Compliance with Laws. Parent has materially complied with and is in compliance in all material respects with all applicable Laws and Orders. No written notice has been received by Parent alleging a violation of or liability or potential responsibility under any such Law or Order. To Parent’s Knowledge, since December 31, 2009, there has been no change in any applicable Laws that may have a Material Adverse Effect on Parent and there is no impending change in any applicable Laws that may have a Material Adverse Effect on Parent.

6.14 Environmental Matters. Parent has materially complied with and is in compliance in all material respects with all Environmental Laws. Parent has not received any notice regarding any, and to Parent’s Knowledge, there has been no, violation of, or any liability or investigatory, corrective or remedial obligation under, any Environmental Law with respect to the past or current operations, properties or facilities of Parent. Parent has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Substance in a manner which has given rise to any liabilities or investigatory, corrective or remedial obligations pursuant to Environmental Laws. To Parent’s Knowledge, (i) there has been no disposal, burial or placement of Hazardous Substances on or about the Parent Leased Real Property; (ii) Parent has not used all or part of the Parent Leased Real Property or any lands contiguous to the Parent Leased Real Property in violation of any Environmental Laws; (iii) there is no contamination, pollution or danger of pollution resulting from a condition on or under the Parent Leased Real Property, or on or under any lands in the vicinity of the Parent Leased Real Property; (iv) there are no storage tanks on or under the Parent Leased Real Property; (v) environmental conditions associated with the Parent Leased Real Property are in compliance with all Environmental Laws; and (vi) Parent has disclosed to the Company all information in Parent’s possession relating to the environmental condition of the Parent Leased Real Property. Parent has not received any information from neighboring property owners indicating they have any concerns about existing environmental conditions which could affect the Parent Leased Real Property or suggesting they might look to Parent for contribution to clean up such condition.

6.15 Employees. Parent has materially complied with and is in compliance in all material respects with all applicable Laws relating to the employment of labor. There are no administrative charges or court complaints pending or, to Parent’s Knowledge, threatened against Parent before the U.S. Equal Employment Opportunity Commission or any federal, foreign, state or local court or agency concerning alleged employment discrimination or any other matters relating to the employment of labor. To Parent’s Knowledge, there is no basis for any administrative charge or court complaint regarding any matters relating to the employment of labor. Parent has not experienced any union organization attempts, labor disputes or work stoppage or slowdowns due to labor disagreements. There is no labor strike, dispute, work stoppage or slowdown involving any of the employees of Parent pending or, to Parent’s Knowledge, threatened. Parent is not a party to any labor or union agreement. Parent has not implemented any employee layoffs that could implicate the WARN Act.

6.16 Employee Benefit Plans.

(a) Parent has no employee pension benefit plan as defined in Section 3(2) of ERISA, has no employee welfare benefit plan (as defined in Section 3(1) of ERISA, and has no Parent Employee Plan. Parent maintains no plan, policy, program or arrangement which provides nonqualified deferred compensation benefits, equity-based compensation, options or bonuses, health, life, disability, accident, vacation, severance, tuition reimbursement or other fringe benefits or with respect to which Parent is reasonably expected to have any material Liability.

(b) Parent is not and has not been a member of a controlled group or any other similar arrangement that would be combined with Parent under Code Section(s) 414(b), (c), (m) or (o) participates in or contributes to and has not participated in or contributed to any multiemployer plan (as defined in Section 3(37) of ERISA).

(c) Parent provides no post-termination health, accident or life insurance benefits.

(d) Parent has no plan subject to Title IV of ERISA or the minimum funding requirements of Code Section 412.

(e) No contributions, premiums or other such payments have been paid, or are required to be paid now or in the future, by Parent to any employer or employee plan for any period ending on or before the Effective Time.

(f) The completion of the transactions contemplated by this Agreement will not result, separately or in the aggregate, in the payment of any amount that will be: (i) non-deductible to Parent or the Surviving Corporation under Code Section 280G; (ii) characterized as an “excess parachute payment” within the meaning of Code Section 280G; or (iii) subject to the excise tax under Code Section 4999.

(g) Since its inception, Parent has acted in good faith compliance with the requirements of Code Section 409A and, to Parent’s Knowledge, no employee of Parent will have compensation includable in his or her gross compensation as a result of the application of Code Section 409A. Parent is not, nor has it ever been, party to any tax indemnity agreement or other agreement that requires Parent to “gross up” or otherwise compensate any employee because of the imposition of any income, excise or other Tax.

6.17 Insurance. Parent maintains no insurance policies currently in force.

6.18 Tax Matters.

(a) Parent has timely filed all material Tax Returns that it is required to file as of the date of this Agreement and has paid in full all Taxes required to be paid by Parent as disclosed by such Tax Returns, which Tax Returns are true, correct and complete in all material respects. On or before the Closing Date, Parent will have timely filed all Tax Returns that it will have been required to file on or before the Closing Date and will have paid in full all Taxes required to be paid by it on or before the Closing Date as disclosed by such Tax Returns and said Tax Returns will be true, correct and complete in all material respects. Parent has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed, nor between the date hereof and the Effective Time will Parent request any extension of time within which to file any Tax Return without promptly delivering to the Company a copy of such request. As of immediately before the Effective Time, there will be no Liens for Taxes on any of Parent’s assets other than Permitted Liens. Parent has not ever been a member of a group of corporations that file a consolidated Tax Return for federal income Taxes or a member of an affiliated group other than a group of which Parent is the common parent.

(b) Parent has, and by the Closing will have, complied with all Laws relating to the withholding of Taxes required to be paid or withheld by Parent in all respects and has, within the manner prescribed by applicable Law, withheld from its employees, customers and any applicable payees and paid over to the proper Governmental Agencies all material amounts required to be withheld and paid over.

(c) Parent has not waived any statute of limitations or otherwise agreed to any extension of time with respect to an assessment or collection of Taxes which is still effective; no Proceedings with the Internal Revenue Service or a state, local or foreign taxing authority are presently pending with regard to Taxes of Parent; Parent has not received written notice of any impending audit relating to the Taxes of Parent which has not yet commenced; and no deficiency for any Taxes required to be paid by Parent has been proposed, asserted or assessed against Parent which has not been resolved and paid in full.

(d) Parent is not a party to any Tax allocation or Tax sharing agreement.

(e) Parent has not ever been and is not currently liable to pay any tax to, or file any Tax Return with, any foreign Governmental Agency.

6.19 Brokerage. Except as disclosed on the attached Schedule 6.19, there are no claims for brokerage commissions, finders fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by Parent or any Parent director, officer or shareholder.

6.20 Undisclosed Liabilities. To Parent’s knowledge, since December 31, 2009, Parent has not incurred any Liability required to be disclosed on a balance sheet or the notes thereto pursuant to GAAP, except for Liabilities:

(a) Reflected, disclosed or reserved against in (i) the balance sheet as of December 31, 2009 or the notes thereto;

(b) Incurred in the ordinary course of business not exceeding $5,000 in amount (but excluding any material Liability arising out of tort, violations of law or breaches of contract); or

(c) Fully satisfied on the Closing Date.

6.21 Information Regarding Directors and Officers. Parent’s Officer’s Certificate sets forth the name of each director and executive officer of Parent and the offices held by each such Person.

6.22 Books and Records. The books of account, minute books, stock record books and other records of Parent, all of which have been made available to the Company prior to the date hereof, are complete and correct in all material respects, and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls (except as otherwise publicly disclosed by Parent). The minute books of Parent contain substantially accurate and complete records of all meetings held of, and corporate actions taken by, the shareholders, the board of directors or any committee of the board of directors, and no meeting of the shareholders, board of directors or any committee of the board of directors has been held for which minutes have not been prepared and are not contained in such minute books.

6.23 Interest in Customers, Suppliers and Competitors. To Parent’s Knowledge, no officer or director of Parent, nor any Affiliate thereof or any member of their respective family, has any direct or indirect interest in any customer, supplier or competitor of the Company or in any other business, firm or Person with whom the Company does business. Parent has no outstanding loans to any officer, director or shareholder of Parent or the Company or any member of their respective families.

6.24 Shareholder Notice Materials. The information to be supplied by Parent for inclusion in the Shareholder Notice Materials shall not, on the date the such materials are first mailed to Parent’s shareholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. If at any time prior to the Effective Time, any event relating to Parent or any of its Affiliates, officers or directors should be discovered by Parent which should be set forth in a supplement to the Shareholder Notice Materials, Parent shall promptly inform the Company and promptly take action to supplement the Shareholder Notice Materials. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company or any Person other than Parent or any agent or representative thereof which is contained in the Shareholder Notice Materials.

6.25 Full Disclosure. None of the representations and warranties made by Parent in this Agreement and the schedules, certificates and other documents delivered to the Company contains, or will contain, any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein in light of the circumstances in which they were made, not misleading as of the date to which it speaks.

6.26 SEC Filings. Parent has made available to the Company each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the 1933 Act), and other filings filed with the SEC by Parent since inception and, prior to the Closing, Parent will have furnished or made available to the Company true and complete copies of any additional documents filed with the SEC by Parent after the date hereof and prior to the Closing (collectively, the “Parent SEC Documents”). As of their respective filing dates, the Parent SEC Documents complied in all material respects with the requirements of the 1934 Act and the 1933 Act. Parent has timely filed with the SEC all filings required by the 1934 Act and the 1933 Act and has provided all certifications of its officers which are required by Sarbanes-Oxley and the rules and regulations promulgated in connection therewith, as such rules and regulations have been enacted by the SEC. All documents required to be filed as exhibits to the Parent SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired or been terminated in accordance with their terms, and Parent is not in material default thereof. None of the Parent SEC Documents, as of their respective dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading; provided, however, that Parent makes no representations or warranties as to the information contained in or omitted from Parent SEC Documents in reliance upon and in conformity with information furnished to Parent by or on behalf of counterparties to the material contracts included in the Parent SEC Documents.

6.27 Independent Accountants. SAI are independent public accountants with respect to Parent within the meaning of the 1933 Act and the applicable published rules and regulations thereunder and the rules, regulations and standards of the PCAOB. SAI is duly registered and in good standing with the PCAOB. SAI has not, during the periods covered by the Parent Financial Statements, provided to Parent any material non-audit services, as such term is used in Section 10A(g) of the 1934 Act.

6.28 Sarbanes-Oxley Compliance. Parent has, since being legally required to do so, and its directors and officers, in their capacities as such have, taken all actions necessary to comply with the provisions of Sarbanes-Oxley, including Section 402 related to loans, to the extent such compliance is required by Sarbanes-Oxley or the rules and regulations of the SEC.

6.29 FCPA Compliance. None of Parent or any director, officer, agent, employee or affiliate of Parent is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. Parent and, to the knowledge of Parent, its executive officers and directors, have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

6.30 Financial Recordkeeping and Reporting Compliance. The operations of Parent are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering and Related Laws, and no action, suit or proceeding by or before any court or Governmental Authority or any arbitrator involving Parent with respect to the Money Laundering and Related Laws is pending or, to the best knowledge of Parent, threatened. Parent has not violated the Money Laundering and Related Laws, and/or the rules and regulations promulgated under any such law, or any successor law.

6.31 OFAC Compliance. None of Parent or, to the knowledge of Parent, any director, officer, agent, employee or affiliate of Parent is currently subject to any U.S. sanctions administered by OFAC, and Parent has not knowingly directly or indirectly lent, contributed or otherwise made available funds to any Subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

6.32 Internal Controls. Parent has a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of Parent Financial Statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

ARTICLE VII

TERMINATION

7.1 Termination. This Agreement may be terminated at any time prior to the Closing only as follows:

(a) by the mutual consent of Parent and the Company;

(b) by Parent providing written notice to the Company at any time prior to the Closing in the event (i) the Company is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, (ii) Parent has notified the Company of the breach and such breach has continued without cure for a period of 30 days after delivery of such notice of breach, and (iii) there is a reasonable likelihood that such breach will result in an inability of the Company to satisfy the conditions set forth in Sections 3.2(a) or 3.2(b);

(c) by the Company providing written notice to Parent at any time prior to the Closing in the event (i) Parent is in material breach of any representation, warranty, covenant or agreement contained in this Agreement, (ii) the Company has notified Parent of the breach and such breach has continued without cure for a period of 30 days after delivery of such notice of breach, and (iii) there is a reasonable likelihood that such breach will result in an inability of Parent to satisfy the conditions set forth in Sections 3.1(a) or 3.1(b);

(d) subject to complying with subsection 7.1(f) below by either Parent or the Company if the transactions contemplated hereby have not been consummated by March 19, 2010; provided, however, that a Party shall not be entitled to terminate this Agreement pursuant to this subsection (d) if that Party’s breach of this Agreement has prevented the consummation of the transactions contemplated hereby at or prior to such time;

(e) by the Company if the Shareholder Notice Materials have not been sent to the holders of Parent Stock by February 22, 2010;

(f) by Parent, if consents in writing setting forth the adoption of this Agreement signed by the holders of outstanding Company Stock having not less than the minimum number of votes and/or shares, as applicable, that are necessary to authorize or take such action in accordance with the DGCL shall not have been delivered to Parent prior to 5:00 p.m. Mountain Standard Time by March 2, 2010; or

(g) by the Company if the holders of outstanding Parent Common Stock having not less than the minimum number of votes and/or shares, as applicable, that are necessary to authorize or take such action in accordance with the CBCA shall not have been obtained prior to 5:00 p.m. Mountain Standard Time by March 2, 2010.

Any dispute between the Parties with respect to any Party’s right to terminate this Agreement shall be resolved in accordance with Section 8.11.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation hereunder on the part of any of the Company or Parent, except that, in the event of an intentional or willful breach of this Agreement prior to the time of such termination, the other Parties hereto shall be entitled to the remedy of specific performance of the covenants contained herein.

7.3 Waiver of Right to Terminate. Parent shall be deemed to have waived its right to terminate this Agreement upon consummation of the transactions contemplated hereby. No such waiver shall constitute a waiver of any other rights arising from the non-fulfillment of any condition precedent set forth in Article III hereof or any misrepresentation or breach of any warranty, covenant or agreement contained herein unless such waiver is made in writing and then any such written waiver shall only constitute a waiver of the specific matters set forth therein.

ARTICLE VIII

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

8.1 Mutual Assistance. Subsequent to the Closing, each of the Pdarties hereto, at their own cost, will assist each other (including by the retention of records and the provision of access to relevant records) in the preparation of their respective Tax Returns and the filing and execution of Tax elections, if required, as well as in the defense of any audits or litigation that may ensue as a result of the filing thereof, to the extent that such assistance is reasonably requested.

8.2 Survival of Representations, Warranties, Covenants and Agreements. Notwithstanding any right of Parent or the Company (whether or not exercised) to investigate the affairs of the Company or Parent or a waiver by Parent or the Company of any condition to Closing set forth in this Agreement, each Party shall have the right to rely fully upon the representations, warranties, covenants and agreements of the other Party contained in this Agreement or in any instrument delivered pursuant to this Agreement. Unless earlier terminated under Article VII above, all of the representations, warranties, covenants and agreements of the Company, Parent, and the Merger Subsidiary contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and continue until the second anniversary of the Closing, provided, however, that the representations, warranties and agreements set forth in Sections 5.18 (Taxes), 6.18 (Taxes) and 8.1 (Tax Cooperation) shall survive until expiration of the applicable statute of limitations for claims applicable to the matters covered thereby.

8.3 Indemnification by the Chay Control Shareholders.

(a) The Chay Control Shareholders hereby agree to jointly and severally indemnify and hold harmless the Company and the Company’s executive officers, directors, stockholders, employees and agents, including any person who is an officer, director, employee or agent of the Company prior to the Closing, against any and all losses, Claims, damages, Liabilities, costs and expenses (including but not limited to reasonable attorneys’ and expert witness fees and other expenses of investigation and defense of any Claims or actions) to which they or any of them may become subject due to, or which results from, any of the following:

(i) Any breach of Parent’s covenants, agreements, warranties or representations contained in this Agreement as of the date made or as of the Closing Date.

(ii) Any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with transactions contemplated by this Agreement, but only if the misstatement relates to information concerning Parent.

(iii) The omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading, but only if the omission relates to information concerning Parent.

(iv) The operations of Parent or the acts of its employees, acting in their capacities as such, prior to the Closing.

(v) The ownership of the Real Estate (including, without limitation, the violation or infringement of any Environmental Laws) by Parent prior to the Closing.

(vi) Actions or inactions of Parent, or the agents of Parent acting in their capacity as agents, prior to the Closing.

(vii) Any Taxes due and payable by Parent which are payable for activities of Parent prior to Closing.

(b) Notwithstanding the foregoing, the maximum liability of each Chay Control Shareholder for indemnification in connection with the foregoing shall not exceed pro rata share of the consideration received by the Chay Control Shareholders under the Share Purchase.

(c) Notwithstanding any other provision of this Agreement including but not limited to Sections 8.3(b) and 8.5, to the extent that the Company incurs any liabilities, costs or other damages related to the storage, contamination, placement or contamination of the Real Estate by Hazardous Substances (whether initiated or maintained by Parent or an adjoining property owner), each Chay Control Shareholder shall be liable for indemnification for the total amount of any such liability, cost or other damage related to such Hazardous Substances.

8.4 Indemnification by the Company. The Company hereby agrees to indemnify and hold harmless Parent and Parent’s executive officers, directors, stockholders, employees and agents, including any person who is an officer, director, employee or agent of Parent prior to the Closing, against any and all losses, damages, Liabilities, costs and expenses (including but not limited to reasonable attorneys’ and expert witness fees and other expenses of investigation and defense of any Claims or actions) to which they or any of them may become subject due to, or which result from, any of the following:

(a) Any breach of the Company’s covenants, agreements, warranties or representations contained in this Agreement as of the date made or as of the Closing Date.

(b) Any misstatement of a material fact contained in this Agreement or in any of the documents executed in connection with transactions contemplated by this Agreement, but only if the misstatement related to information concerning the Company.

(c) The omission to state any fact necessary to make the statements contained in this Agreement or in any of the documents executed in connection with the transactions contemplated by this Agreement not misleading, but only if the omission relates to information concerning the Company.

(d) The operations of the Company Actions or the acts of its employees, acting in their capacities as such, prior and subsequent to the Closing.

(e) Actions or inactions of the Company, or the agents of the Company acting in their capacity as agents, prior to the Closing.

(f) Any Taxes due and payable by the Company which are payable for activities of the Company prior to Closing or the activities of the Surviving Corporation following the Closing.

8.5 Limitations on Indemnification From and after the Closing. The Company and its officers, directors, stockholders, employees and agents shall not have the right to be indemnified pursuant to Sections 8.3(a) and 8.3(b) for breaches of representations, warranties and covenants of Parent unless and until the Company and its officers, directors, stockholders, employees and agents, including any person who is an officer, director, employee or agent prior to the Closing, (individually and/or collectively) shall have incurred on a cumulative basis, aggregate Liabilities in an amount exceeding (and then only to the extent exceeding) $10,000; provided, however, that in no event shall the limitations set forth in this Section 8.5 apply with respect to (i) any fraudulent breach of any such representation or warranty, where the determination of such fraudulent breach has been made by a judge or arbitrator in a final, nonappealable or non-appealed judgment or decision of a judge, jury or arbitrator, (ii) the provisions of Section 8.3(c).

8.6 Remedies. The Parties shall retain all rights to bring actions seeking specific performance as provided in Section 8.7 below and other equitable relief, except as expressly provided otherwise in Section 8.7 below; provided, however, that from and after the Closing, the rights provided for in Article VIII (other than as described in Section 8.7) shall be the exclusive remedy of any Party for damages resulting from the breach of any provision of this Agreement by any other Party except for damages incurred as a result of fraud, willful misconduct or willful representation.

8.7. Specific Performance. Each Party’s obligation under this Agreement is unique. If any Party should default in its obligations under this Agreement, the Parties each acknowledge that it would be extremely impracticable to measure the resulting damages; accordingly, the nondefaulting Party, in addition to any other available rights or remedies, may sue in equity for specific performance, and the Parties each expressly waive the defense that a remedy in damages will be adequate. Notwithstanding any breach or default by any of the Parties of any of their respective representations, warranties, covenants or agreements under this Agreement, if Closing occurs as contemplated, each of the Parties waives any rights that it or they may have to rescind this Agreement or the transactions consummated pursuant to it; provided, however, this wavier shall not affect any other rights or remedies available to the Parties under this Agreement or under applicable Law.

8.8 Notice Of Claim. Should any Indemnified Party suffer any loss, damage or expense for which the Indemnifying Party is obligated to indemnify and hold such Indemnified Party harmless pursuant to Article VIII of this Agreement, the following shall apply: Promptly upon receipt by the Indemnified Party of notice of any demand, assertion, Claim, action or proceeding, judicial or otherwise, with respect to any matter as to which the Indemnifying Party is obligated to indemnify the Indemnified Party under the provisions of this Agreement, the Indemnified Party shall give prompt notice thereof to the Indemnifying Party, together with a statement of such information respecting such matter as the Indemnified Party shall then have and a statement advising that the Indemnifying Party must notify it within 10 days whether the Indemnifying Party will undertake the defense of such matter. Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party will, if a Claim in respect thereof is to be made by the Indemnified Party against the Indemnifying Party, notify the Indemnifying Party in writing of the commencement thereof; but the failure so to notify the Indemnifying Party (i) will not relieve the Indemnifying Party from liability under this Section except to the extent that such failure results in prejudice or other damage to the Indemnifying Party, and (ii) will not, in any event, relieve the Indemnifying Party from any obligations to any Indemnified Party other than the indemnification obligation provided above. Notice of the intention of the Indemnifying Party to contest any such Claim, and the identity of counsel that the Indemnifying Party intends to employ to contest any such Claim, shall be given by the Indemnifying Party to the Indemnified Party within 10 days from the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of any such Claim. The Indemnified Party shall have the right to approve the counsel named in the Notice provided pursuant to the preceding sentence, provided that such approval shall not be unreasonably withheld. The Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing; however, such representation shall be at the Indemnified Party’s own expense if the Indemnifying Party selects different counsel of its own choosing. Notwithstanding the Indemnifying Party’s election to appoint counsel to represent the Indemnified Party in an action, the Indemnified Party shall have the right to employ separate counsel and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest, or (ii) the actual or potential defendants in, or targets of, any such action include both the Indemnified Party and the Indemnifying Party, the Indemnifying Party has chosen the same counsel to represent the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it and/or other Indemnified Parties which are different from or additional to those available to the Indemnifying Party. If the Indemnifying Party does not elect to contest any Claim, the Indemnifying Party shall be bound by the results obtained with respect thereto by the Indemnified Party, including any settlement of such Claim. If the Indemnifying

Party elects to contest any Claim, the Indemnified Party shall be bound by the results obtained with respect thereto by the Indemnifying Party, including any settlement of such Claim. Notwithstanding any language to the contrary herein, an Indemnifying Party will not, without the prior written consent of the Indemnified Party, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Claim or action) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all Liability arising out of such Claim, action, suit or proceeding.

8.9 Confidentiality. The Chay Control Shareholders shall, for the period of two (2) years from and after the Closing Date, each shall hold in strict confidence and will keep confidential all information regarding the Company and the Business and will not use or disclose any such information to any Person except: (a) with the prior written consent of the Company; (b) to the extent that such disclosure is required by Law (provided that the disclosing party agrees to give to the Company prompt notice thereof so that the Company may seek a protective order or other appropriate remedy in connection therewith); or (c) to the extent that such information can be shown to be generally available to the public other than as a result of disclosure by one or more of the Chay Control Shareholders or their representatives.

8.10 Expenses. Except as otherwise set forth in this Agreement, each of the Parties hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any Party hereto in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including, without limitation, the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), regardless of whether the transactions contemplated hereby are consummated, it being understood and agreed that the Chay Control Shareholders shall pay all costs, fees and expenses incurred by Parent in connection with this transaction prior to Closing if the assets of Parent are not sufficient to pay such costs, fees and expenses.

8.11 Disputes; Arbitration Procedure.

(a) Each of the Parties hereto agrees that it will attempt to settle any dispute, claim or controversy arising out of this Agreement through good faith negotiations in the spirit of mutual cooperation between senior business executives of Parent and the Company who have the authority to resolve the controversy.

(b) Any dispute, claim or controversy (other than claims for equitable relief or rescission of this Agreement) that cannot be resolved by the Parties hereto through good faith negotiations within thirty (30) days of notification to the counter-party of the commencement of the dispute resolution procedures of this Section 8.11 will then, upon the written request of any Party hereto, be resolved by binding arbitration conducted in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association by a sole arbitrator. Such arbitrator shall be mutually agreeable to the Parties. If the Parties cannot mutually agree upon the selection of an arbitrator, the arbitrator shall be selected in accordance with the rules of the then effective Commercial Arbitration Rules of the American Arbitration Association. To the extent not governed by such rules, such arbitrator shall be directed by the Parties to set a schedule for determination of such dispute, claim or controversy that is reasonable under the circumstances. Such arbitrator shall be directed by the Parties to determine the dispute in accordance with this Agreement and the substantive rules of law (but not the rules of procedure or evidence) that would be applied by a federal court required to apply the internal law (and not the law of conflicts) of the State of Delaware. The arbitration will be conducted in Denver, Colorado. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

(c) Nothing contained in this Section 8.11 shall prevent any Party hereto from resorting to judicial process if injunctive or other equitable relief from a court is necessary to prevent injury to such Party or its Affiliates. The use of arbitration procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any Party hereto to assert any claim or defense.

8.12 Further Transfers. Each of the Parties hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other Party hereto may reasonably request to effect or consummate the transactions contemplated hereby. Each such Party shall, on or prior to the Closing, use its best efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby.

8.13 Transfer Taxes; Recording Charges. Notwithstanding anything to the contrary herein, all transfer, documentary, sales, use, stamp, registration and other such similar Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Party incurring such Taxes when due, and each Party will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable law. Notwithstanding the foregoing, all Taxes attributable to the Real Estate or its transfer to the Chay Control Shareholders shall be paid by the Chay Control Shareholders.

ARTICLE IX

MISCELLANEOUS

9.1 Amendment and Waiver. This Agreement may not be amended, altered or modified except by a written instrument executed by Parent, the Merger Subsidiary, and the Company . No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

9.2 Notices. All notices, demands and other communications to be given or delivered to Parent, the Company or the Chay Control Shareholders under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, sent by reputable overnight courier or transmitted by facsimile or telecopy (transmission confirmed), to the addresses indicated below (unless another address is so specified in writing):

If to Parent prior to the Closing or to the Chay Control Shareholders after the Closing, to:

Chay Enterprises, Inc.

5459 South Iris Street

Littleton, Colorado 80123

Attention: Philip J. Davis, Chief Executive Officer/Principal Stockholder

with a copy to:

Law Office of Gary A. Agron

5445 DTC Parkway

Suite 520

Greenwood Village, Colorado 80111

Attention: Gary A. Agron, Esq.

If to the Company prior to the Closing or to the Surviving Corporation or Parent after the Closing, to:

DMI Life Sciences, Inc.

8400 East Crescent Parkway

Suite 600

Greenwood Village, Colorado 80111

with a copy to:

Richardson & Patel LLP

c/o Robert W. Walter

9660 East Prentice Circle

Greenwood Village, Colorado 80111

Attention: Robert W. Walter, Esq.

9.3 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the Parties hereto.

9.4 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.5 No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction will be applied against any Person. The use of the word “including” in this Agreement or in any of the agreements contemplated hereby shall be by way of example rather than by limitation.

9.6 Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

9.7 No Third Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the Parties hereto and any permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including, without limitation, employees, creditors or stockholders of any of the Parties (other than the Chay Control Shareholders).

9.8 Complete Agreement. This document and the documents referred to herein contain the complete Agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, that certain Letter of Intent dated February 12, 2010.

9.9 Counterparts. This Agreement may be executed in one or more counterparts, any one of which may be by facsimile, and all of which taken together shall constitute one and the same instrument.

9.10 Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Colorado, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado. Except as to matters subject to arbitration (other than enforcement of awards therefrom or enforcement of any Party’s agreement to arbitrate) as described in Section 8.11, to the extent permitted by law, each of the Parties hereto hereby irrevocably submits to the jurisdiction of any state court sitting in the State of Colorado or United States federal court sitting in Colorado, over any suit, action or other proceeding brought by any Party arising out of or relating to this Agreement, and each of the Parties hereto hereby irrevocably agrees that all claims with respect to any such suit, action or other proceeding shall be heard and determined in such courts.

* * * *

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above-written.

COMPANY:

DMI Life Sciences, Inc.

By:	/s/ Donald B. Wingerter, Jr.
Name:	Donald B. Wingerter, Jr.
Title:	Chief Executive Officer

PARENT:

Chay Enterprises, Inc.

By:	/s/ Philip J. Davis
Name:	Philip J. Davis
Title:	Chief Executive Officer

MERGER SUBSIDIARY:

Chay Acquisitions, Inc.

By:	/s/ Philip J. Davis
Name:	Philip J. Davis
Title:	Chief Executive Officer

EXHIBIT A

CERTIFICATE OF MERGER

of

CHAY ACQUISITIONS, INC.

(a Delaware corporation)

with and into

DMI LIFE SCIENCES, INC.

(a Delaware corporation)

Pursuant to the provisions of Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), DMI Life Sciences, Inc., a Delaware corporation (“DMI”), hereby certifies the following information relating to the merger (the “Merger”) of Chay Acquisitions, Inc., a Delaware corporation (“CAI”), with and into DMI:

FIRST: The names and states of incorporation of the constituent corporations in the Merger (the “Constituent Corporations”) are:

Name:	State of Incorporation:

DMI Life Sciences, Inc.	Delaware

Chay Acquisitions, Inc.	Delaware

SECOND: The Agreement and Plan of Merger, by and among DMI, Chay Enterprises, Inc., a Colorado corporation, and CAI, dated as of March 2, 2010 (the “Merger Agreement”), setting forth the terms and conditions of the Merger, has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with the requirements of Section 251 of the DGCL.

THIRD: The name of the corporation surviving the Merger (the “Surviving Corporation”) shall be DMI Life Sciences, Inc., which shall be renamed Ampio Pharmaceutical Technologies, Inc. in accordance with the Amended and Restated Certificate of Incorporation of DMI to be filed hereafter.

FOURTH: The Certificate of Incorporation of DMI, as in effect immediately prior to the effective time of the Merger, shall be the Certificate of Incorporation of the Surviving Corporation until it is amended and restated as described hereinabove.

FIFTH: In accordance with the Merger Agreement, the effective time of the Merger shall be as of the filing of this Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Section 103(c)(3) of the DGCL.

SIXTH: The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, which is located at 8400 East Crescent Parkway, Suite 600, Greenwood Village, Colorado 80111.

SEVENTH: A copy of the Merger Agreement will be furnished to any stockholder of any Constituent Corporation by the Surviving Corporation upon request and without cost to said stockholder.

IN WITNESS WHEREOF, the Surviving Corporation has caused this Certificate of Merger to be executed by an authorized officer on the 2nd day of March, 2010.

DMI LIFE SCIENCES, INC.

By:
Name:
Title:

EXHIBIT B

OFFICER’S CERTIFICATE

OF

DMI LIFE SCIENCES, INC.

This Certificate is delivered pursuant to Section 3.1(g) of that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 2, 2010, by and among DMI Life Sciences, Inc., (the “Company”), Chay Enterprises, Inc. (“Parent”) and Chay Acquisitions, Inc. (the “Merger Subsidiary”).

The undersigned, in his capacity as an officer of the Company, and not individually, hereby certifies as follows:

1. I am the duly elected, authorized and acting Chief Executive Officer of the Company.

2. The representations and warranties set forth in Article V of the Merger Agreement were true and correct in all respects at and as of the date of the Merger Agreement and are true and correct in all respects as of the date hereof as though such representations and warranties were made anew on the date hereof (except for those representations and warranties that are made as of specific date, which representations and warranties are true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct as of the date hereof has not had, individually or in the aggregate, a material adverse effect on the ability of the Company to consummate the transactions contemplated by the Merger Agreement.

3. The Company has performed in all material respects all the covenants and agreements required to be performed by it under the Merger Agreement at or prior to the date hereof.

4. Attached hereto as Schedule F-1 is a true and correct copy of resolutions duly adopted and approved at a meeting of the Board of Directors of the Company, which resolutions authorize the Company to execute, deliver and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby and such resolutions have not in any way been rescinded or amended, have been in full force and effect at all times since their adoption up to and including the date hereof and are in full force and effect as of the date hereof.

5. Attached hereto as Schedule F-2 is a true and correct copy of resolutions duly adopted by consent of the Company’s shareholders, which resolutions authorize the Company to execute, deliver and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby and such resolutions have not in any way been rescinded or amended, have been in full force and effect at all times since their adoption up to and including the date hereof and are in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 2nd day of March, 2010.

DMI LIFE SCIENCES, INC.

By:
Name:	Donald B. Wingerter, Jr.
Title:	Chief Executive Officer

Schedule B-1

Company Board of Directors Resolutions

Schedule B-2

Company Shareholder Consent

EXHIBIT C

OFFICER’S CERTIFICATE

OF

CHAY ENTERPRISES, INC.

This Certificate is delivered pursuant to Section 3.2(e) of that certain Agreement and Plan of Merger (the “Merger Agreement”) dated as of March 2, 2010, by and among DMI Life Sciences, Inc. (the “Company”), Chay Enterprises, Inc. (“Parent”), and Chay Acquisitions, Inc. (the “Merger Subsidiary”).

The undersigned, in his capacity as an officer of Parent, and not individually, hereby certifies as follows:

1. I am the duly elected, authorized and acting Chief Executive Officer of Parent.

2. Each of the representations and warranties set forth in Article VI of the Merger Agreement were true and correct in all respects at and as of the date of the Merger Agreement and are true and correct in all respect as of the date hereof as though such representations and warranties were made anew on the date hereof (except for those representations and warranties that are made as of specific date, which representations and warranties are true and correct in all respects as of such date), except where the failure of any such representations and warranties to be true and correct has not had, individually or in the aggregate, a Material Adverse Effect (as defined in the Merger Agreement).

3. Each of Parent and Merger Subsidiary has performed in all material respects all the covenants and agreements required to be performed by it under the Merger Agreement at or prior to the date hereof.

4. Attached hereto as Schedule G-1 is a true and correct copy of resolutions duly adopted and approved at a meeting of the Board of Directors of Parent and Merger Subsidiary, respectively, which resolutions authorize each of Parent and Merger Subsidiary to execute, deliver and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby and such resolutions have not in any way been rescinded or amended, have been in full force and effect at all times since their adoption up to and including the date hereof and are in full force and effect as of the date hereof.

5. Attached hereto as Schedule G-2 is a true and correct copy of resolutions duly adopted and approved at a meeting of the shareholders of Parent, and a consent of the sole stockholder of Merger Subsidiary, which resolutions authorize Parent and Merger Subsidiary, respectively, to each execute, deliver and perform its obligations under the Merger Agreement and to consummate the transactions contemplated thereby and such resolutions have not in any way been rescinded or amended, have been in full force and effect at all times since their adoption up to and including the date hereof and are in full force and effect as of the date hereof.

6. Following are the names, titles and true signatures of the duly elected and acting officers of Parent and Merger Subsidiary authorized by the attached resolutions to execute and deliver the Merger Agreement and all other agreements and documents required by the Merger Agreement referred to in the attached resolutions:

For Parent:

Name	Title	Signature
Philip J. Davis	Chief Executive Officer, Chief Financial Officer, Secretary and Treasurer

For Merger Subsidiary:
Name	Title	Signature
Philip J. Davis	Chief Executive Officer

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 2nd day of March, 2010.

CHAY ENTERPRISES, INC.

By:
Name:	Philip J. Davis
Title:	Chief Executive Officer

Schedule C-1

Parent and Merger Subsidiary Boards of Directors Resolutions

Schedule C-2

Parent Shareholder Resolutions and Merger Subsidiary Stockholder Consent

EXHIBIT D

RESIGNATION AND RELEASE

(to be signed by Philip J. Davis)

THIS RESIGNATION AND RELEASE is given and delivered as of March     , 2010, by Philip J. Davis, an adult resident of the State of Colorado (“Individual”), to and for the benefit of DMI Life Sciences, Inc., a Delaware corporation (the “Company”), Chay Enterprises, Inc., a Delaware corporation (“Parent”), and their Affiliates.

WHEREAS, Chay Acquisitions, Inc, a Delaware corporation (“Merger Subsidiary”), will be merged with and into the Company pursuant to an Agreement and Plan of Merger dated as of March 2, 2010 (the “Merger Agreement”), by and among the Company, Merger Subsidiary and Chay Enterprises, Inc, a Colorado corporation (“Parent”), and, pursuant to the terms of the Merger Agreement, Parent will become the Company’s sole shareholder;

WHEREAS, the execution of this Resignation and Release is a condition to the obligations of the Company to consummate the transactions contemplated by the Merger Agreement;

WHEREAS, Individual is an officer and/or director of Parent and Merger Subsidiary; and

WHEREAS, Individual will receive direct and substantial benefits in the event the transactions contemplated by the Merger Agreement are consummated.

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and as a material inducement to Merger Subsidiary and the Company to complete the transactions contemplated by the Merger Agreement, the parties, intending to be legally bound, agrees as follows:

1. Resignation. Effective as of the effective time of the merger of Merger Subsidiary with and into the Company as contemplated by the Merger Agreement (the “Effective Time”), Individual hereby voluntarily resigns as:

a. a member of the Board of Directors of Parent and Merger Subsidiary;

b. a member of any committee of the Board of Directors of Parent and Merger Subsidiary on which he serves;

c. an executive or non-executive officer of Parent and Merger Subsidiary; and

d. a representative of Parent and Merger Subsidiary in any other capacity.

2. Release. Effective as of the Effective Time, Individual, on behalf of himself and each of his heirs, legal representatives, successors and assigns, hereby releases, forever discharges and covenants not to sue each of the Company, Merger Subsidiary, Parent and, following the Merger, the Surviving Corporation, and their respective shareholders, directors and officers (but only in such person’s capacity as a shareholder, director or officer, and regardless of whether such claim may be brought individually or derivatively) (individually, a “Company Releasee” and collectively, “Company Releasees”) and the Company (on behalf of itself and Parent) hereby releases, forever discharges and covenants not to sue Individual, in each case from and with respect to any and all claims, actions, demands, proceedings, causes of action, orders, obligations, contracts, agreements, debts, costs, attorneys’ fees, charges, controversies, promises, expenses, compensation and all other liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which such party or any of such party’s heirs, legal representatives, successors and assigns, now has, has ever had or may hereafter have against any of the Company Releasees or the Individual, as applicable, arising contemporaneously with or prior to the Effective Time (“Claims”), except (a) in the case of both parties, rights and claims arising under the Merger Agreement or any other agreement between the parties which is identified in either the Merger Agreement or the schedules attached thereto, (b) in the case of the Company’s and Parent’s release of Individual, claims based on willful misconduct or malfeasance, criminal violations, willful failure to deal fairly with the Parent (including, without limitation, conflicts of interest), or improper personal profit or benefit at the expense of the Company or Parent, and (c) in the case of the Individual’s release of the Company Releasees, rights and claims for indemnification pursuant to the certificate of incorporation or bylaws of Parent or the Surviving Corporation.

3. No Claims. Without limiting or expanding the release of claims set forth in Section 2 hereof, each of Individual and the Company (on behalf of itself and Parent) hereby represents and warrants to the other that it does not know of any Claim against any of the Company Releasees in the case of the representation and warranty by Individual, or Individual in the case of the representation and warranty by the Company or Parent, including, without limitation, any right to any compensation or any severance payments or any indemnification by the Company or Parent. Individual is not aware of any events or circumstances that would serve as the basis for a Claim by Individual against any of the Company Releasees and the Company and Parent are not aware of any events or circumstances that would serve as the basis for a Claim by the Company or Parent against Individual. Each party agrees that on and after the date hereof such party will use best efforts to cooperate with each other party and will not disparage such other party.

4. Confidentiality. Individual agrees that, for the period of two (2) years from and after the Closing Date, he or she shall hold in strict confidence and will keep confidential all information regarding the Company, Parent, and the Company’s business and will not use or disclose any such information to any person except: (a) with the prior written consent of the Company; (b) to the extent that such disclosure is required by law (provided that the disclosing party agrees to give to the Company prompt notice thereof so that the Company may seek a protective order or other appropriate remedy in connection therewith); (c) to the extent that such information can be shown to be generally available to the public other than as a result of disclosure by Individual or his representatives; or (d) that Individual and his, her or its representatives may disclose to his or her tax advisors or accountants any materials reasonably necessary (including opinions or other tax analyses) for Individual and his or her representatives to prepare and file any and all tax filings for Individual.

5. Indemnity. Individual agrees to indemnify and hold the Company Releasees harmless from and against any and all liability, loss, cost, expense and damage arising from or related to, directly or indirectly, (a) any Claim herein released or any suit, claim, demand, administrative proceeding, arbitration or other alternative dispute resolution mechanism of any kind asserting any Claim herein released initiated against any of the Company Releasees by or on behalf of Individual and (b) any breach of any of the provisions of this Resignation and Release by Individual or his or its heirs, legal representatives, successors or assigns. The Company agrees to (and agrees to cause Parent to) indemnify and hold Individual harmless from and against any and all liability, loss, cost, expense and damage arising from or related to, directly or indirectly, (a) any Claim herein released or any suit, claim, demand, administrative proceeding, arbitration or other alternative dispute resolution mechanism of any kind asserting any Claim herein released initiated against Individual by or on behalf of the Company or Parent and (b) any breach of any of the provisions of this Resignation and Release by the Company or its successors or assigns.

6. General.

a. Each of the Company and Individual represents and warrants that such party is fully informed and has full knowledge and understanding of the terms, conditions and effects of this Release and Resignation, that such party has had the opportunity to consult with and has consulted with such party’s legal counsel regarding this Resignation and Release, that such party has delivered this Resignation and Release voluntarily and such party’s own free will and that, other than those contained herein, such party has not relied on any representation of the Company, Merger Subsidiary, or Parent, or any of their representatives in the case of Individual, or Individual in the case of the Company, in connection with the execution and delivery of this Resignation and Release.

b. Each party agrees that this Resignation and Release shall be binding upon such party and his or its heirs, legal representatives, successors and assigns.

c. If any portion of this Resignation and Release is held invalid by the final judgment of any court of competent jurisdiction, each party agrees that the remaining provisions shall remain in full force and effect as if such invalid provision had not been included in this Resignation and Release.

IN WITNESS WHEREOF, Individual has executed this Resignation and Release as of the day and year first written.

Philip J. Davis